UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TECH DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2010

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held on June 2, 2010, at 3:00 p.m. Eastern Daylight Time at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida.

The Notice of the Annual Meeting and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will report on the progress of the Company and provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting, you may listen to the meeting by webcast that will be available on the Investor Relations area of the Company’s website at www.techdata.com. An archive replay will also be available for a period of 30 days following the meeting.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. On or about April 22, 2010, we mailed to our shareholders a notice containing instructions on how to access our 2010 Proxy Statement and Annual Report and how to vote online.

Director John Y. Williams will retire from the Board at the 2010 Annual Meeting after 22 years of service. We appreciate the valuable contributions John has made to the Board and to the Company over the years. We thank John for his dedication and wish him all the best for many happy and healthy years to come.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote over the Internet, by telephone, or by mail and in doing so, you will ensure your representation at the Annual Meeting, regardless of your attendance in person.

Thank you for your continued support of Tech Data Corporation.

Sincerely,

Robert M. Dutkowsky
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	June 2, 2010
Time:	3:00 p.m. Eastern Daylight Time
Place:	Tech Data Corporation
Raymund Center
5350 Tech Data Drive
Clearwater, Florida 33760

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 2, 2010, at 3:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, FL 33760, for the following purposes:

1.	To elect four directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until their terms expire.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2011.

3.	To vote, on an advisory basis, for the ratification of the compensation awarded to the named executive officers for the fiscal year ended January 31, 2010.

4.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 25, 2010 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

David R. Vetter
Senior Vice President, General Counsel and Secretary

IMPORTANT

Whether you expect to attend the meeting or not, we urge you to vote your shares either over the Internet, by telephone, or by mail. If you are voting by mail, please request a proxy, sign, date, and return the proxy in the prepaid envelope that will be enclosed within the timelines stated herein. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. See the enclosed proxy for further information.

April 22, 2010

TECH DATA CORPORATION

2010 PROXY STATEMENT

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Tech Data Corporation (the “Company”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 2, 2010, at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Your vote at the Annual Meeting is important to us. The GENERAL INFORMATION section below provides details on how to vote your shares.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on March 25, 2010. Each outstanding share of common stock is entitled to one vote. There were 51,532,004 outstanding shares of common stock entitled to vote as of March 25, 2010.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. On or about April 22, 2010, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access our 2010 Proxy Statement and Annual Report and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request.

Important Notice Regarding Availability of Proxy Materials: The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the E-Proxy Notice.

How do I vote?

If you are a shareholder of record or are holding a proxy for a shareholder of record, you may vote in person at the Annual Meeting. At your request, we will give you a ballot.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy on the Internet by following the instructions provided in the E-Proxy Notice, or if you receive paper copies of the proxy materials by mail, you can vote on the Internet, by telephone, or by mail by following the instructions on the proxy card enclosed in your paper copy of the Proxy Statement. You may vote by proxy even if you plan to attend the Annual Meeting. Please note that listening to the Annual Meeting via the webcast does not constitute attendance and you will not be permitted to cast your vote through the webcast.

You can utilize these methods to vote:

On the Internet.    You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on June 1, 2010.

By telephone.    You may vote by telephone at 1-800-690-6903. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 1, 2010.

By mail.    If you received a paper copy of the proxy materials, you may vote by signing and dating each proxy card you received and returning it to us in the prepaid envelope provided or return it to Tech Data Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy card must be received on or before June 1, 2010.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone, by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. Only your latest Internet, telephone, or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Secretary in writing or (2) delivering a later-dated proxy on the Internet, by telephone, or in writing. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to David R. Vetter, Senior Vice President, General Counsel and Secretary, Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee how to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting on the Internet, by telephone, and by mail.

How will my broker vote if I do not provide instructions?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the proposal to elect four directors, if you do not provide the broker with instructions on how to vote, then the broker does not have discretion to vote. For the proposals to ratify the selection of the independent registered public accounting firm and to vote, on an advisory basis, for the ratification of the compensation awarded to the named executive officers for fiscal 2010, the broker may vote your shares in its discretion.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote on the Internet, by telephone, or by proxy even if you plan to attend the meeting.

How do I vote my shares in the Tech Data Corporation 401(k) Savings Plan?

You may instruct the plan trustee, Fidelity Management Trust Company (the “401(k) Plan Trustee”), on how to vote your shares in the Tech Data Corporation 401(k) Savings Plan (the “401(k) Savings Plan”) on the Internet, by telephone, or by mail, by following the voting instruction form that the 401(k) Plan Trustee provides you either via mail or electronically. Votes submitted to the 401(k) Plan Trustee must be received by 11:59 p.m. Eastern Daylight Time on May 29, 2010.

What happens if I do not vote my Tech Data Corporation 401(k) Savings Plan shares?

Your shares will not be voted. The 401(k) Plan Trustee will not vote shares held in the 401(k) Savings Plan unless voting instructions are received.

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is:

1.	To elect four directors, the names of whom are set forth below, to serve until their terms expire.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2011.

3.	To vote, on an advisory basis, for the ratification of the compensation awarded to the named executive officers for the fiscal year ended January 31, 2010.

4.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes are required for the approval of each item?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy. Even if you or your broker do not vote your shares on a proposal, such non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To elect the directors—In an uncontested election, a director will be elected if the votes cast “FOR” such director exceed the votes cast “AGAINST” such director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees in accordance with the recommendation of the Board. If you indicate “ABSTAIN” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee and will therefore have no effect on the outcome. Broker non-votes will not count as votes cast and will also have no effect on the outcome.

To ratify the selection of the independent registered public accounting firm—An affirmative vote of a majority of the votes cast is required to ratify the selection of the independent registered public accounting firm. Shares represented by proxy will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the ratification of the selection of the independent registered public accounting firm in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

To vote, on an advisory basis, for the ratification of the compensation awarded to the named executive officers—An affirmative vote of a majority of the votes cast is required to indicate approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2010. Shares represented by proxy will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the ratification of the compensation awarded in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

What if other matters come up at the meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented will be voted on by the shareholders in attendance at the meeting or proxy holders in their discretion. Please see the SUBMISSION OF SHAREHOLDER PROPOSALS section for the requirements related to the submission of shareholder proposals.

BENEFICIAL OWNERSHIP

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from the record date. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. In general, “beneficial ownership” also includes those shares a director, director nominee, or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days from the record date.

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 25, 2010, by: (i) the Company’s directors and director nominees; (ii) the Company’s named executive officers (“NEOs”); (iii) such directors and all executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock.

BENEFICIAL OWNERSHIP TABLE

	Beneficial Ownership
Executive Officers, Directors and Nominees(1)	Shares(2)		Equity grants exercisable or vesting within 60 days	Percent
Charles E. Adair	6,000		16,000	*
Maximilian Ardelt	1,086		—	*
Néstor Cano	16,277		277,735	*
Robert M. Dutkowsky	62,241		164,167	*
Harry J. Harczak, Jr.	2,115		—	*
Jeffery P. Howells	20,224		167,817	*
Kenneth T. Lamneck	—		—	*
Kathleen Misunas	3,487		16,000	*
Thomas I. Morgan	5,247		3,000	*
Joseph A. Osbourn	14,312		124,343	*
Steven A. Raymund	1,462,750	(3)	420,000	3.6%
Joseph B. Trepani	7,086		82,347	*
David M. Upton	3,907		18,500	*
John Y. Williams	7,987		18,500	*
All executive officers and directors as a group (16 persons)	1,633,230		1,451,485	5.8%

Five Percent Shareholders
BlackRock Inc., 40 East 52nd Street, New York, NY 10022	4,649,655	(4)		9.0%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of common stock.
(1)	The address for these beneficial owners is 5350 Tech Data Drive, Clearwater, Florida 33760.
(2)

Includes shares held by the individual in a 401(k) Savings Plan, with the number of such shares for each beneficial owner being as follows: Mr. Cano (482); Mr. Osbourn (751); Mr. Raymund (758); and the

executive officers and directors as a group (4,584). Includes shares held by Mr. Cano (2,095) and the executive officers and directors as a group (2,352) in the Employee Stock Purchase Plan.
(3)

Includes 56,023 direct shares; 959,383 shares owned by a family trust which is controlled by Mr. Raymund; 396,000 shares owned by a Grantor Retained Annuity Trust which is directly controlled by Mr. Raymund; 35,000 shares in a foundation controlled by Mr. Raymund; 3,000 shares by inter vivos trusts of which Mr. Raymund is trustee; and 12,586 shares owned by various trusts for family members of which Mr. Raymund is a trustee.

(4)

Based on information provided in a Schedule 13G dated January 29, 2010, filed with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 4,649,655 shares and sole dispositive power with respect to 4,649,655 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended January 31, 2010, the executive officers and directors of the Company timely filed with the SEC reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors provides oversight to the Company’s management in their conduct of the business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has three standing committees, the principal responsibilities of which are described below. Each of the committees meets regularly and has a written charter that has been approved by each committee. The charters are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com. The Board has made an affirmative determination that Charles E. Adair, Maximilian Ardelt, Harry J. Harczak, Jr., Kathleen Misunas, Thomas I. Morgan, David M. Upton, and John Y. Williams, are independent within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market (“Nasdaq”) listing requirements. Each member of each of the Audit, Compensation and Governance and Nominating Committees is independent within the meaning of Rule 5605(a)(2) of the Nasdaq listing requirements.

The Board has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including the principal executive officer, principal financial officer, and controller), and employees, known as the Code of Ethics, which is available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com.

The Board held six meetings during the fiscal year ended January 31, 2010. All members of the Board attended more than 75% of the total number of meetings of the Board and all committees on which he or she served. All Directors were present at the 2009 Annual Meeting of Shareholders that was held on June 10, 2009. It is the policy of the Company for the Board members to attend the Annual Meeting, when possible in person, or by telephone, or by videoconference.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company has separated the roles of Chief Executive Officer (“CEO”) and Chairman of the Board. Robert M. Dutkowsky is the Company’s CEO and a Board member, and Steven A. Raymund is the Chairman of the Board and the Company’s former long-standing CEO. The Board has a lead independent director designated by the Governance and Nominating Committee. That Committee is comprised entirely of the Board’s independent directors. The lead independent director for fiscal 2010 was Thomas I. Morgan and he remains the lead independent director.

Mr. Raymund manages the relationships between the Board and the Company’s management and shareholders. Mr. Morgan chairs the meetings of the independent directors as described in the EXECUTIVE SESSIONS section below, and he is responsible for consolidating and expressing the views of the independent directors to the Board. The Board’s leadership structure allows the Board to benefit from the direct participation of its current CEO, while at the same time having overall Board leadership vested in a Chairman who is not a member of the current management team but who nonetheless has significant experience with the Company’s business and operations. The lead independent director facilitates the ability of the independent directors to provide independent and cohesive oversight and guidance.

The Board as a whole is responsible for Company risk oversight. Some of this oversight is exercised through the Board’s Audit, Compensation, and Governance and Nominating Committees, that report on their deliberations to the Board. The Board and its Committees solicit and receive reports from management on current and potential risks that are identified by either management or the Board. Areas of focus include competitive, economic, operational, financial, accounting, legal, regulatory, and compliance risks. The areas of risk overseen by the Board and its Committees are summarized below. Each Committee meets with key management personnel and representatives of outside advisors (for example, the Audit Committee meets with the Vice President, Internal Audit).

Board/Committee	Primary Areas of Risk Oversight
Board	Strategic, financial and execution risks and exposures, major litigation and regulatory and compliance exposures, risks and exposures associated with significant acquisitions, CEO succession planning, and other matters that may present material risks to the Company.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, ethics and compliance, and disclosure and internal controls.

Compensation Committee	Risks and exposures associated with executive and overall compensation and benefits, including equity incentive plans, leadership assessment, and management succession planning.

Governance and Nominating Committee	Risks and exposures related to corporate governance, shareholder relations and communications, Board and Committee structures, Board performance, crisis management, and director succession planning.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements, and with the Company’s systems of disclosure controls and internal controls over accounting and financial reporting and the auditing process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has the authority and responsibility to select, oversee the performance of and replace the independent accounting firm, and to oversee the activities and select or replace the head of the internal audit department. The Audit Committee provides an open avenue of communication between the independent accounting firm, management, internal audit, and the Board; reviews accounting and auditing issues identified by the independent accounting firm and by management in order to assess their potential impact on the Company; reviews reports from the Disclosure Committee, which is a committee of management; reviews reports and oversees investigation of concerns regarding accounting, internal control or auditing matters; and establishes procedures to receive complaints regarding the ethics of employees and board members. To review the complete statement of duties and responsibilities of the Audit Committee, please see the Audit Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com.

The Audit Committee has a policy to pre-approve all services to be provided by the Company’s independent accounting firm and will not approve prohibited non-audit services. See further discussion of the Company’s policy under Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Accounting Firm.

The members of the Audit Committee are Charles E. Adair (Chair), Maximilian Ardelt, Harry J. Harczak, Jr., and John Y. Williams. The Board has determined that Charles E. Adair and Harry J. Harczak, Jr. are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Committee are independent as defined by Rule 5605(a)(2) of the listing requirements of Nasdaq. The Audit Committee met formally eight times during the fiscal year ended January 31, 2010.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing the strategy for compensation, equity incentives and benefits of the executive officers of the Company. The Committee recommends to the Board the annual compensation, equity grants and benefits of the Chairman of the Board and of the CEO. The Compensation Committee approves the executives’ compensation programs and plans, including the methodologies for setting salaries and cash incentives, as well as equity-based incentive plans and other benefits, and determines the salary and other compensation of all executive officers of the Company other than the CEO. The Compensation Committee also administers the 2009 Equity Incentive Plan of Tech Data Corporation (the “2009 Equity Plan”) and its predecessor plan, the Amended and Restated 2000 Equity Incentive Plan of Tech Data Corporation (the “2000 Equity Plan”) (collectively the “Equity Plans”), and the Executive Incentive Bonus Plan (the “Incentive Bonus Plan”). Succession plans for executives other than the CEO are reviewed by this Committee. The Compensation Committee reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) prepared for inclusion in the Company’s Annual Report on Form 10-K and Proxy Statement and, based on such review, determines whether to recommend that the CD&A be included in the Annual Report on Form 10-K and the Proxy Statement. The Compensation Committee also prepares the Compensation Committee Report furnished with the Company’s Proxy Statement each year. The Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers of the Company in making recommendations to the Committee regarding executive compensation and the role of compensation consultants in assisting the Committee in its functions, are described below in the COMPENSATION DISCUSSION AND ANALYSIS section. To review the complete statement of duties and responsibilities of this Committee, see the Compensation Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com.

The members of the Compensation Committee are Kathleen Misunas (Chair), Thomas I. Morgan, and David M. Upton. All members are independent as defined by Rule 5605(a)(2) of the listing requirements of Nasdaq, “Non-Employee Directors” within the meaning of the Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met formally six times during the fiscal year ended January 31, 2010.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee are, or have been, an employee or officer of the Company or had any relationship requiring disclosure under Items 404 or 407 of Regulation S-K under the Exchange Act. In addition, during the last completed fiscal year, none of the Company’s executive officers have served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board or Compensation Committee.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee assists the Board in ensuring that the Board is appropriately organized and qualified to meet its fiduciary duties to the Company and its shareholders. The Committee develops and recommends the Company’s Corporate Governance Principles to the Board, and assists in determining if Board and committee members are qualified to serve in their assigned capacities. This Committee establishes policies for the identification, evaluation, and selection of director nominees, the evaluation of the Board’s performance, the structure and operations of the committees, shareholder communication with the Board, and Board member attendance at the Annual Meeting. The Committee reviews the continuing education program for Board members and generally oversees governance issues. To review the complete statement of duties and responsibilities of this Committee, see the Governance and Nominating Committee Charter available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com.

The members of the Governance and Nominating Committee are Thomas I. Morgan (Chair), Charles E. Adair, Maximilian Ardelt, Harry J. Harczak, Jr., Kathleen Misunas, David M. Upton, and John Y. Williams. All Governance and Nominating Committee members are independent as defined by Rule 5605(a)(2) of the listing requirements of Nasdaq. The Governance and Nominating Committee met formally five times during the fiscal year ended January 31, 2010.

EXECUTIVE SESSIONS

The Board holds an executive session at each quarterly board meeting and may hold such sessions during special meetings. This executive session is attended only by the independent directors and such other attendees as they may request. The executive session of the Board is led by a designated lead independent director, currently Thomas I. Morgan. Topics covered have included meeting agendas, structure of board committees, strategic opportunities, risk management areas, capital use and financial management, compensation of the CEO, the role and compensation of the Chairman of the Board, information requests to management and management structure and performance.

RELATED PERSON TRANSACTIONS

The Company and Audit Committee of the Board review all potential related person transactions. The Audit Committee is mandated by its charter to review and determine whether to approve related person transactions and has adopted a policy for such review. The Company and Audit Committee look to the rules of Nasdaq and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Potential transactions or circumstances that may qualify as a related person transaction are reported to the Disclosure Committee of the Company and reviewed by the Audit Committee. The Audit Committee may approve, disapprove, or ratify a transaction and may issue conditions to ensure the transaction is conducted in a fair manner, consistent with the best interests of the Company.

Detailed questions are posed annually to the executive officers of the Company and to all members of the Board that require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed for the determination made by the Board annually that certain members of the Board are independent.

During the last completed fiscal year, the Company had no related person transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act. We note that Robert M. Dutkowsky, Jeffery P. Howells and Steven A. Raymund are members of the Board and employees of the Company. Mr. Dutkowsky’s and Mr. Howells’ compensation is disclosed in the SUMMARY COMPENSATION TABLE. Mr. Raymund’s position with the Company is as a part-time, non-executive employee. He receives a salary as a part-time employee but does not receive cash incentives or equity grants. Mr. Raymund’s compensation and benefit amounts that he received as a part-time employee of the Company are reported in the FISCAL 2010 BOARD OF DIRECTORS’ COMPENSATION table.

DIRECTOR ELECTIONS AND COMPENSATION

CANDIDATES FOR THE BOARD AND SHAREHOLDER RECOMMENDATIONS

The Governance and Nominating Committee will consider director candidates recommended by our shareholders, other board members, and executives. During fiscal 2010, the Committee considered the criteria outlined in the Company’s Corporate Governance Principles and established other criteria, including diversity, in its evaluation of director candidates. The Committee sought suggestions for potential board candidates during fiscal 2010 and identified nine potential candidates. The Committee reviewed the candidates’ qualifications and ranked them against the criteria outlined in the Company’s Corporate Governance Principles as well as against qualities deemed important to exist in a candidate at that point in time. It was determined that Savio W. Tung was the top-ranked candidate, and the Committee recommends his nomination to the shareholders at this Annual Meeting. Mr. Tung’s name was submitted by an independent director.

The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate should do so by submitting the recommendation in writing to the Chair of the Governance and Nominating Committee or to the Company’s CEO at 5350 Tech Data Drive, Clearwater, Florida, 33760. Any recommendation submitted must include a resume, personal references, and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com and such other criteria as may be established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled.

At a minimum, candidates for a position on the Company’s Board should have qualities including but not limited to: (i) high ethical standards, (ii) sound integrity, (iii) an inquisitive nature, (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders, (v) seasoned judgment, (vi) a record of outstanding skills and accomplishments in their personal careers, and (vii) the ability and desire to communicate and participate actively in board and committee sessions. The Governance and Nominating Committee may also establish additional criteria from time to time. During fiscal 2010, financial expertise was an important factor given the retirement of Audit Committee member John Y. Williams as of the 2010 Annual Meeting. The Committee also considered, among other things, diversity with respect to professional background, skills, expertise, international experience, and gender, racial, ethnic, and cultural diversity. On March 23, 2010, the Committee amended the Corporate Governance Principles explicitly to include such diversity as a consideration when seeking and evaluating Board nominees. The Committee will implement its consideration of diversity as part of a variety of weighted factors in evaluating Board nominees and will assess the effectiveness of its nomination process based on the potential nominees that result.

Nominees for open director positions are described below in PROPOSAL NO. 1-ELECTION OF DIRECTORS, and directors continuing in office are described after the proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Articles of Incorporation, the Board is divided into three classes, each with a three-year term, with the terms expiring in alternate years. Three directors are to be elected at this Annual Meeting to hold office in the class which term expires at the 2013 Annual Meeting and one director is to be elected to hold office in the class which term expires at the 2011 Annual Meeting. All directors are to hold office until their successors have been elected and qualified. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

Nominees for Director—To Serve Until the 2013 Annual Meeting:

Nominee	Age*	Principal Occupation and Other Information
Charles E. Adair(2)(3)	62

Charles E. Adair has served as a Director since 1995. Mr. Adair has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds. Mr. Adair was associated with Durr-Fillauer Medical, Inc., a pharmaceutical and medical products distribution company, where he served in various capacities including President and Chief Operating Officer from 1981 to 1992. Mr. Adair currently serves on the board of directors of PSS World Medical, Inc., and Torchmark Corporation. During the past five years Mr. Adair has also served on the board of directors of Performance Food Group. Mr. Adair is a Certified Public Accountant (inactive) and holds a B.S. degree in Accounting from the University of Alabama.

Mr. Adair is well qualified to serve as a member of the Company’s Board. He is a financial expert whose accounting background and long service in executive and financial roles in the pharmaceutical distribution industry position him well to understand and provide value related to finance, management, operations, and risk.

Maximilian Ardelt(2)(3)	70

Maximilian Ardelt has served as a Director since 1998. Mr. Ardelt has been the owner and Managing Director of ConDigit Consult GmbH (a strategic consulting firm) since December 2002. From 1994 to June 2000, Mr. Ardelt was a member of the board of management of Viag AG (a group of companies engaged in energy, telecommunications, logistics, and industrial activities), responsible for the Telecommunications and Logistics Division and Information Systems. Following a merger that formed E.ON AG, he continued as Chief Executive Officer of its subsidiary, Viag Telecom AG until December 2002. Mr. Ardelt is a member of the supervisory boards of Manstaedt GmbH, CeWeColor AG & Co. OHG, Tiburon Partners AG, Getmobile Europe plc., Stulz GmbH, Funkwerk AG and Cinterion Wireless Modules GmbH. Mr. Ardelt is Chairman of the Advisory Board of the Bavarian Elite Academie and is on the board of the Technical University Graz/Austria. Mr. Ardelt holds a Master’s degree in Engineering from Technical University Berlin.

Mr. Ardelt is well qualified to serve as a member of the Company’s Board. He has substantial and varied international executive experience within the European distribution channel. Mr. Ardelt served on the Board of Computer 2000 AG prior to its acquisition by the Company and has significant experience in the Company’s industry throughout Europe. This allows Mr. Ardelt to provide value particularly with respect to the Company’s significant and growing European business and operations.

Nominee	Age*	Principal Occupation and Other Information
Harry J. Harczak, Jr.(2)(3)	53

Harry J. Harczak, Jr. has served as a Director since 2008. Mr. Harczak was an executive at CDW Corporation (a leading direct marketer of IT hardware and software products) from 1994 until 2007, serving his last five years as Executive Vice President and as an Executive Committee member. He was also CDW’s Chief Financial Officer for seven years. Prior to CDW, Mr. Harczak served as an audit partner of PriceWaterhouseCoopers where he worked for 16 years serving public and private clients in the retail, distribution and financial services community. Currently, Mr. Harczak serves on the board of directors of U.S. Cellular Corporation, where he is the designated financial expert of the Audit Committee. He also serves on the boards of the Goodman Theater of Chicago and DePaul University. Mr. Harczak is a Certified Public Accountant (inactive) and holds a B.S. degree from DePaul University and a Master’s degree in Business Administration from the University of Chicago.

Mr. Harczak is well qualified to serve as a member of the Company’s Board. He was a senior executive for one of the largest IT resellers in the Americas, and his substantial executive and financial experience within the IT distribution channel allow him to provide value related to finance, management, operations, and risk.

*	Age as of Annual Meeting.
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

Nominee for Director—To Serve Until the 2011 Annual Meeting:

Nominee	Age*	Principal Occupation and Other Information
Savio W. Tung	59

Savio W. Tung is standing for his first nomination as a Director for the Company. Mr. Tung is one of the founding partners of Investcorp, a global investment firm, where he was a Managing Director and Head of the Technology Investment Group until February 2009. He remains an advisor and Chairman of the Technology Investment Committee. Before joining Investcorp in 1984, he worked for Chase Manhattan Bank for 11 years, serving in its offices in New York, Bahrain, Abu Dhabi and London. Mr. Tung has served on the boards of many of Investcorp portfolio companies, consisting of the following within the last five years: Circle K, Saks Fifth Avenue, and Stratus Computer. He is currently the Chairman of the Board of Wireless Telecom Group, and is an Independent Non-executive Director and a member of the Audit Committee, Risk Committee, and Strategy and Budget Committee of the Bank of China (Hong Kong) Limited. He is a board member and treasurer of the Aaron Diamond AIDS Research Center, an affiliate of Rockefeller University and a board member of the Committee of 100. He is a trustee of Columbia University. He is also on the board of the Columbia Investment Management Company and chairs the Finance Committee of Columbia University and is a member of the Columbia University Medical Center Committee. Mr. Tung holds a BSc in Chemical Engineering from Columbia University of New York.

Mr. Tung is well qualified to serve as a member of the Company’s Board because of both his substantial international business experience and his expertise in finance and the capital marketplace. Financial expertise was an important consideration because John Y. Williams, who currently serves on the Audit Committee, will retire as a member of the Board and Audit Committee as of the 2010 Annual Meeting.

*	Age as of Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY VOTED “FOR” THE NOMINATIONS ABOVE.

Directors Continuing in Office—To Serve Until the 2011 Annual Meeting:

Name	Age*	Principal Occupation and Other Information
Robert M. Dutkowsky	55	Robert M. Dutkowsky was appointed to the Board of Directors in October 2006. He joined Tech Data at that time as CEO. His career began with IBM where, during his 20-year tenure, he served in several senior management positions including Vice President, Distribution - IBM Asia/Pacific. Prior to joining Tech Data, Mr. Dutkowsky served as President, CEO, and Chairman of the Board of Egenera, Inc. (a software and virtualization technology company), from 2004 until 2006, and served as President, CEO, and Chairman of the Board of J.D. Edwards & Co., Inc. (a software company) from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Starting in 1997, Mr. Dutkowsky was executive vice president, markets and channels, at EMC Corporation before being promoted to president, Data General, in 1999. Mr. Dutkowsky serves on the board of directors of Sepaton, Inc. Mr. Dutkowsky holds a B.S. degree in Industrial and Labor Relations from Cornell University.

Mr. Dutkowsky is well qualified to serve as a member of the Company’s Board. The experiences and skills he developed as a senior executive at one of the leading technology companies in the world, and as the president and CEO of other technology and software businesses allow him to provide value related to finance, management, operations, and risk. In addition, as CEO, Mr. Dutkowsky’s direct participation in the board is essential to the effective implementation of corporate strategy and the Board’s directions.

Jeffery P. Howells	53

Jeffery P. Howells has served as a Director since 1998. Mr. Howells has been the Chief Financial Officer of the Company since 1992, joining the Company in 1991 as Vice President of Finance. In 1993, he became Senior Vice President and Chief Financial Officer and in 1997 was promoted to Executive Vice President and Chief Financial Officer. Prior to joining Tech Data, Mr. Howells was employed by Price Waterhouse for 11 years. Mr. Howells is a Certified Public Accountant and holds a B.B.A. degree in Accounting from Stetson University.

Mr. Howells is well qualified to serve as a member of the Company’s Board. His experience as an accountant at a national accounting firm for over a decade, and his almost 20 years of service to the Company in senior executive roles, including that of CFO for the last 18 years, allow him to provide the Board direct insight on finance, management, operations, and risk and to implement effectively corporate strategy and the Board’s directions.

Name	Age*	Principal Occupation and Other Information
David M. Upton(1)(3)	50

David M. Upton has served as a Director since 1997. Since June 2009, Mr. Upton has been the American Standard Companies Professor of Operations Management at Oxford University. From 1989-2009, he was on the faculty of the Harvard Business School where he was the Albert J. Weatherhead III Professor of Business Administration. Mr. Upton holds a Master’s degree in Manufacturing Engineering from King’s College, Cambridge University and a Ph.D. in Industrial Engineering from Purdue University.

Mr. Upton is well qualified to serve as a member of the Company’s Board. He has done extensive research and work in the areas of strategic management, operations management, and information systems. Mr. Upton’s expertise provides significant value related to the Company’s logistics and information technology functions and programs.

*	Age as of Annual Meeting.
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

Directors Continuing in Office—To Serve Until the 2012 Annual Meeting:

Name	Age*	Principal Occupation and Other Information
Kathleen Misunas(1)(3)	59

Kathleen Misunas has served as a Director since 2000. Ms. Misunas is Principal of Essential Ideas (a business advisory service), a company she founded in 2001. She was Chief Executive Officer of AirTreks, Inc. in 2001 and Chief Executive Officer and President of brandwise LLC in 1999 and 2000. Ms. Misunas was employed by Reed Elsevier PLC from 1996 to 1998, serving as Chief Executive Officer of Reed Travel Group in 1997 and 1998. Prior to this for 22 years, Ms. Misunas was employed by AMR Corporation, last serving as President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation) and Chief Information Officer of American Airlines, Inc. She serves on the board of directors of EzRez Software, a private company in San Francisco, California. Ms. Misunas also served on the board of directors of Canadian Tire Corporation until 2006. Ms. Misunas attended Moravian College and American University.

Ms. Misunas is well qualified to serve as a member of the Company’s Board. She has held executive management positions in distribution and product automation businesses, including in the roles of CEO, president, and chief information officer. Given the importance of the Company’s engagement with customers through various e-commerce initiatives, Ms. Misunas’s experience and expertise in the area is of significant value to the Company. These skills and experiences allow her to provide value related to management, operations, and risk.

Thomas I. Morgan(1)(3)	56

Thomas I. Morgan was appointed to the Board in February 2007. Mr. Morgan has been Chairman of the board of directors and Chief Executive Officer of Baker & Taylor, Inc. since 2008. Mr. Morgan served as Chief Executive Officer and a member of the board of directors of Hughes Supply, Inc. (a leading distributor of construction, repair and maintenance products) from May 2003 until March 2006 when the company was purchased by The Home Depot. He joined Hughes Supply in 2001 as President and Chief Operating Officer. Prior to Hughes Supply, Mr. Morgan served as Chief Executive Officer of EnfoTrust Network from 2000 to 2001, Value America in 1999, and US Office Products from 1997 to 1999. Mr. Morgan began his career with Genuine Parts Company (“GPC”), where he held positions of increasing responsibility throughout the organization. He concluded his 22-year career with GPC in 1997, serving as Executive Vice President of S.P. Richards Co., a $1.1 billion subsidiary of GPC. Mr. Morgan holds a B.S. degree in Business Administration from the University of Tennessee.

Mr. Morgan is well qualified to serve as a member of the Company’s Board. His experiences include holding CEO and other senior executive officer positions at distributors of various products, including IT products, and he is currently the CEO of a distributor of physical and digital content and value added services. His leadership roles in different distribution markets allow him to provide value related to management, operations, and risk.

Name	Age*	Principal Occupation and Other Information
Steven A. Raymund(4)	54

Steven A. Raymund has served as a Director since 1986 and as Chairman of the Board since 1991. Mr. Raymund has been employed by the Company since 1981. He served as CEO from 1986 through September 2006. Mr. Raymund is a director of Jabil, Inc., where he is Chair of the Audit Committee, and of WESCO International, Inc., where he serves on the Audit and Executive Committees. He has a B.S. degree in Economics from the University of Oregon and a Master’s degree from the Georgetown University School of Foreign Service.

Mr. Raymund is well qualified to serve as a member of the Company’s Board. He was the Company’s long-standing CEO who presided over the Company’s growth from 1985 to 2006. In addition, Mr. Raymund has substantial experience, knowledge and relationships within the IT distribution channel that allow him to provide value related to finance, management, supplier and customer relationships, operations, and risk.

*	Age as of Annual Meeting.
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.
(4)	Chairman of the Board of Directors.

DIRECTORS’ COMPENSATION

It is the Board’s general policy that compensation for independent directors and the Chairman of the Board should be a mix of cash and equity-based compensation. In June 2008, the retainer amounts were recommended by the Compensation Committee and approved by the Board. The Chairman received an annual retainer for that position together with the base annual retainer. Directors who are not employees of the Company receive a base annual retainer fee, plus reimbursement for reasonable out-of-pocket expenses. In addition to the basic annual retainer fee, the chairs of each committee receive an annual chair retainer and the members of each committee receive a committee membership retainer. A meeting attendance fee of $1,500 will be paid to each non-employee director in the event a committee or the board is required to attend significantly more meetings than the regular quarterly meetings, that last one hour or longer. To date, this fee has never been paid. In June 2009, the Compensation Committee recommended that retainer amounts for fiscal 2010 should not be increased in light of the Company’s decision not to increase employee salaries for that period, and the Board accepted this recommendation. The retainer amounts effective subsequent to the June 2009 Board meeting are set forth in the following table:

POSITION	ANNUAL RETAINER
Chairman	$185,000	(1)
Independent Board members	$60,000
Audit Committee Chair	$25,000
Other Audit Committee members	$12,500
Compensation Committee Chair	$15,000
Other Compensation Committee members	$7,500
Governance and Nominating Committee Chair	$20,000
Other Governance and Nominating Committee members	$5,000

(1)	Includes annual base retainer of $60,000.

With respect to equity-based compensation, non-employee directors receive grants of equity incentives generally consistent with the philosophy for granting equity incentives to executive officers; i.e., to enable the non-employee directors to acquire and increase their proprietary interest in the long-term success of the Company, thus providing them with economic incentives linked to the Company’s financial performance and providing shareholder value. Grants of stock options (other than incentive stock options), stock appreciation rights, and restricted stock may be awarded under the 2009 Equity Plan based upon the recommendation of the Compensation Committee and approval of the Board. The Board may consider such factors as affordability of the grants to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors.

In March 2005, as revised in June 2007, the Board approved certain director stock ownership guidelines that are part of the Company’s Corporate Governance Principles. All non-employee directors are required to accumulate shares of Company stock through direct purchases or retention of equity incentives, equal in value to three times the basic annual retainer. There is no specific time within which a non-employee director must reach the defined level of share ownership; however, until the ownership target is met, a director is required to retain 50% of the total of the net after-tax proceeds in stock from the exercise of equity incentive grants and the vesting of stock awards that are awarded subsequent to the fiscal year ended January 31, 2005.

The following table summarizes compensation paid to or earned by independent directors and the Chairman during fiscal 2010:

FISCAL 2010 BOARD OF DIRECTORS’ COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles E. Adair	90,625	40,012	40,000	—	—	—	170,637
Maximilian Ardelt	76,250	40,012	40,000	—	—	—	156,262
Harry J. Harczak, Jr.	76,250	40,012	40,000				156,262
Kathleen Misunas	80,000	40,012	40,000	—	—	—	160,012
Thomas I. Morgan	87,500	40,012	40,000	—	—	—	167,512
Steven A. Raymund	185,000	—	—	—	—	279,205 (3)	464,205
David M. Upton	72,500	40,012	40,000	—	—	—	152,512
John Y. Williams	77,500	40,012	40,000	—	—	—	157,512

(1)

The amounts for the year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See the Fiscal 2010 10-K, Item 8, Note 11-Employee Benefit Plans for Fiscal 2010, for the assumptions we used in valuing these restricted stock units (“RSUs”) in accordance with ASC Topic 718. The grant date fair value of the RSUs granted in fiscal 2010 is $31.63 per unit. These units fully vest one year from the date of grant except as noted. Upon vesting, the RSUs are settled in shares of the Company’s common stock. Outstanding RSUs, all unvested, at the end of fiscal 2010: Adair – 1,265; Ardelt – 1,265; Harczak – 4,133, of which 2,868 were awarded in fiscal 2009 and vest ratably over three years; Misunas – 1,265; Morgan – 2,946, of which 1,681 were awarded in fiscal 2009 and vest ratably over two years; Upton – 1,265; Williams – 1,265.

(2)

The amounts for the year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See the Fiscal 2010 10-K, Item 8, Note 11-Employee Benefit Plans for Fiscal 2010, for the assumptions we used in valuing these maximum value stock-settled stock appreciation rights (“MVSARRs”) in accordance with ASC Topic 718. The grant date fair value of the MVSSARs is $8.63 per share and these units fully vest in one year from the date of grant. Outstanding awards at the end of fiscal 2010: Adair – 20,635 stock options or MVSSARs, of which 16,000 are exercisable; Ardelt – 4,635 unvested stock options or MVSSARs; Harczak – 4,635 unvested stock options or MVSSARs; Misunas – 25,635 stock options or MVSSARs, of which 21,000 are exercisable; Morgan – 9,635 MVSSARs, of which 2,000 are exercisable; Raymund – 420,000 stock options or MVSSARs, of which 400,000 are exercisable; Upton – 23,135 stock options or MVSSARs, of which 18,500 are exercisable; Williams – 23,135 stock options or MVSSARs, of which 18,500 are exercisable.

(3)

The amount represents Mr. Raymund’s part-time salary of $200,000 as a non-executive employee of the Company, contributions by the Company to his 401(k) Savings Plan, medical insurance payments of $12,166, and allocation of a percentage of the salary and benefits of his administrative assistant of $66,808 for providing services to Mr. Raymund.

INDEPENDENT ACCOUNTING FIRM

AND AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee meets with management, the Vice President, Internal Audit, and the independent accounting firm to facilitate communication. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s independent accounting firm and pre-approves all audit and non-audit services to be performed by the independent accounting firm.

In this context, the Audit Committee has discussed with the Company’s independent accounting firm the overall scope and plans for the independent audit. The Audit Committee reviewed and discussed the audited financial statements with management. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Discussions about the Company’s audited financial statements included the independent accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent accounting firm other matters required by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged With Governance. Management’s report and the independent accounting firm’s report and attestation on internal controls over financial statements pursuant to Section 404 of the Sarbanes-Oxley Act were reviewed and discussed by the Audit Committee with management and the independent accounting firm. In addition to discussing key risk areas throughout the year, management, internal audit, and the independent accounting firm also made presentations to the Audit Committee on specific topics of interest, including the audit and internal controls process and methodology, foreign exchange hedging program and risk management, ethics and compliance, XBRL reporting requirements, and identity theft protection.

Independence of Accounting Firm

The Company’s independent accounting firm provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB, and the Committee discussed the independent accounting firm’s independence with management and the independent accounting firm. In addition, the Committee considered whether the non-audit services provided by the independent accounting firm could impair its independence and concluded that such services would not.

Recommendation

Based on: (i) the Audit Committee’s discussion with management and the independent accounting firm; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the independent accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010 (“2010 10-K”) filed with the SEC.

AUDIT COMMITTEE

Charles E. Adair, Chair

Maximilian Ardelt

Harry J. Harczak, Jr.

John Y. Williams

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (“Securities Act”) or under the Exchange Act (together, “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm (“independent accounting firm”) for the fiscal year ending January 31, 2011. In selecting the independent accounting firm, the Audit Committee considers the firm’s independence; the quality, responsiveness, and expertise of the engagement team; the firm’s experience, leadership, structure, and compliance and ethics programs; the record of the firm in regulatory, litigation, and accounting matters; the firm’s financial strength; the performance on prior audits and engagements; and the appropriateness of the fees charged. Ernst & Young has been engaged as the Company’s independent accounting firm beginning with the fiscal year ended January 31, 2001. The global coordinating partner is changing for fiscal 2011. The local engagement partner was changed in fiscal 2007.

The Audit Committee has decided to submit its selection of Ernst & Young as our independent accounting firm to our shareholders for ratification as a matter of good corporate practice, although this is not required in our Bylaws or otherwise. If the selection of Ernst & Young is not ratified, it will be considered a direction for the Audit Committee to review its future selection of our independent accounting firm. The Audit Committee retains the discretion to select a different independent accounting firm if it determines that such a change would be in the best interest of the Company and our shareholders.

Representatives of Ernst & Young attended all meetings of the Audit Committee in fiscal 2010. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the accounting firm’s independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent accounting firm. We have not obtained any prohibited services from Ernst & Young. For additional information and details concerning the Audit Committee and its activities with Ernst & Young, see REPORT OF THE AUDIT COMMITTEE.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

Independent Accounting Firm Fees

The following table shows the fees that the Company paid or accrued for the audit and other services provided by Ernst & Young for fiscal years ended January 31, 2010 and 2009:

	2010	2009
Audit fees(1)	$3,728,000	$3,894,000
Audit-related fees(2)	225,000	174,000
Tax fees(3)	305,000	384,000

Total	$4,258,000	$4,452,000

(1)

Audit Fees—This category includes the audit of the Company’s annual financial statements included in the Company’s Form 10-K Annual Reports, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, review and attestation of internal control over financial reporting and services that are normally provided by independent accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, and the preparation of written correspondence on internal control matters.

(2)

Audit-Related Fees—This category consists of assurance and related services rendered by Ernst & Young that are not reported under “Audit Fees.” The services for fees disclosed under this category principally include due diligence in connection with contemplated acquisitions, accounting consultations and attest services.

(3)	Tax Fees—This category consists of professional services rendered by Ernst & Young for tax return preparation, tax compliance, tax advice, and tax audit assistance.

Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings, capped at a value of $500,000, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2010, all services were approved by the Audit Committee in accordance with this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2011.

COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee met with management to discuss its compensation philosophy, policies, and practices generally, as well as its specific determinations. The Compensation Committee has reviewed the COMPENSATION DISCUSSION AND ANALYSIS section and has discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the COMPENSATION DISCUSSION AND ANALYSIS section be included in the Company’s 2010 10-K and Proxy Statement.

COMPENSATION COMMITTEE

Kathleen Misunas, Chair

Thomas I. Morgan

David M. Upton

The report of the Compensation Committee shall not be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The global economic turmoil and uncertainty that prevailed in 2009 impacted the Company’s compensation determinations, though its overall compensation philosophy and programs as a whole remained consistent. In fiscal 2010 there were no salary increases for the Company’s named executive officers. The suspension of salary increases and other steps taken by the Company and the Compensation Committee in response to the economic crisis are described throughout this Compensation Discussion and Analysis.

Quality leadership, long-term value, and responsible cost management provide the core of our compensation philosophy. Even though our industry, the stock market and the economy may fluctuate, we look to reward effective leadership in a consistent manner for the long-term financial success of the Company. The Company’s compensation program is set up to attract and retain quality leaders with an emphasis on long-term performance. We recognize that a sound compensation program is one of the basic elements enabling us to retain strong leadership and that having the right leadership can directly and significantly enhance shareholder value. Our compensation elements seek to balance all aspects of an executive’s responsibilities: base salary for day-to-day responsibilities, cash incentives for short-term returns linked to Company and regional performance, and equity awards for aligning the executives’ focus with shareholder value and the long-term, future performance of the Company. Our programs directly link the cash incentive element of pay to the Company’s financial and operating performance results and the equity incentives element of pay to long-term stock price performance.

Our compensation program also reflects our history of keeping firm control of our costs. Although we are a Fortune 200 company based on our sales, we have very narrow profit margins. We monitor very closely our selling, general, and administrative expenses (“SG&A”), which include compensation expense. This circumstance creates an environment where compensation must be reasonable, controlled, and near the median market rates for executive compensation in our peer group.

We set our targets and performance goals for cash incentives at the beginning of the compensation period so that the determination of achievement is uncertain and objective. These goals are based upon the annual operating plan approved by the Board. Due to our February fiscal year commencement it is our typical practice to make compensation decisions at the March Board meeting each year. Accordingly, we set the compensation and targets that are reported in this year’s Proxy Statement in March 2009. At the time compensation and targets were set, the economy and the stock market were in turmoil. During the weeks between the development of the annual operating plan and the date of the Compensation Committee meeting the deterioration of the economy had continued at a significant pace. This put the likelihood of attainment of the cash incentive targets based upon the annual operating plan at significant risk, and raised concerns as to whether the cash incentive plan would serve as an effective motivational and retentive tool for our senior management. To maintain appropriate incentives in a tumultuous economy and to maintain a competitive level of cash compensation, the Compensation Committee decided to make a change for fiscal 2010 to the acceleration / deceleration table applied to the incentive targets to motivate employees and maintain consistent focus on the key performance goals of the Company. The Committee determined that meeting 100% of the annual operating plan targets would be a significant overachievement under the circumstances and would therefore result in 150% attainment and payout of the applicable cash incentive target, with acceleration/ deceleration continuing from that point, as discussed below in Philosophy and Practice, Variable/At-Risk Compensation and Determination of Compensation for Fiscal 2010, Areas of Focus, and Cash Incentive Pay. To maintain consistency of focus of our executives, the type of cash incentive targets for our NEOs were based on the same criteria as in fiscal 2009 and focused upon performance of our earnings per share (“EPS”), operating income or contribution margin in dollars and as a percentage of sales, and return on capital employed (“ROCE”) for the Company. Along with the changes to at-risk pay, the Company recommended that all salary increases be suspended and that the matching of 401(k) funds be suspended. These suspensions also applied to NEO compensation. In sum, the Company reduced the amount of fixed compensation and benefits it would have to pay in a difficult economic environment, and at the same time changed at-risk compensation to be paid only upon attainment of specified annual operating plan goals.

A description of all the considerations that we balance to set our compensation is outlined below.

The Company’s NEOs for fiscal 2010 were: Robert M. Dutkowsky, CEO; Jeffery P. Howells, Chief Financial Officer; Néstor Cano, President, Europe; Kenneth T. Lamneck, President, the Americas; Joseph A. Osbourn, Executive Vice President and Chief Information Officer; and Joseph B. Trepani, Senior Vice President and Corporate Controller. Mr. Lamneck resigned effective December 31, 2009 to accept the chief executive officer position at another company. Mr. Osbourn retired as Chief Information Officer effective January 31, 2010 but will remain as an executive vice president to assist with transition and other matters through June  30, 2010.

Key Goals and Elements of Compensation

The following table shows the alignment of the primary components of our philosophy, our goals, and the rationales of the Company’s compensation program. Also noted is which element of pay each goal represents:

Goal	Element of Compensation	Rationale/ Philosophy
Attract quality leaders.	Base salary, cash incentives, equity awards.	The leaders of the Company
guide the strategies and direct
the Company’s assets (people,
physical assets, business
relationships and capital) to
achieve both short-term and
long-term success. A solid
compensation package is
necessary to compete in the
market for quality leaders.
Retain leaders that drive performance to achieve long-term shareholder value.	Equity awards.	Equity awards are made
pursuant to the terms of the
applicable Equity Plan approved
by our shareholders. We seek to
provide an appropriate link
between compensation and the
creation of long-term
shareholder value. The type and
size of equity awards and the
layered vesting schedules are
intended to provide incentives to
enhance long-term Company
performance, as reflected in
stock price appreciation. This
element of compensation aligns
executive motivation with
shareholder interests and is also
considered to be our best
motivation for retention.

Goal	Element of Compensation	Rationale/ Philosophy
Demonstrate responsible cost management.	Base salary, cash incentives, equity awards.	Our Company operates as a very
low cost model. Compensation
awarded must be consistent with
this approach. Salaries and cash
incentives are targeted in the
mid-range of our peer group.
Adjustments to our
compensation levels are based
upon the Company’s anticipated
operating plan. The type and
size of equity awarded is
influenced by associated costs to
the Company in relation to the
operating plan.
Create targets for the individual that are challenging and that will drive performance to achieve short-term goals.	Cash incentives.	Performance-based pay aligns
the interests of our executives
with our short-term performance
goals. We decide annual cash
incentives pursuant to the
Company’s Incentive Bonus
Plan approved by our
shareholders. Pay that is
performance-based motivates
and rewards individual efforts
tied to the overall success of the
Company. Pay is linked directly
to performance by carefully
chosen metrics, that result in pay
that varies in concert with
overachievement or
underachievement.

In addition to our core elements of base salary, cash incentives, and equity awards, our compensation program includes other standard benefits that are available to all employees, such as medical and dental insurance, life insurance, and a 401(k) Savings Plan. The Company has a deferred compensation plan available to all senior management employees in the United States. NEOs are offered participation in a modest Executive Choice Plan designed to reimburse our executives for perquisites such as tax and estate counseling, insurance premiums, personal and professional development expenses, and club memberships. The total reimbursement is capped between $10,000 and $20,000, depending on the participant’s position. Through fiscal 2010, the Executive Choice Plan included a tax reimbursement feature on the perquisites received, although any tax reimbursement received counted against the dollar cap. This tax reimbursement feature has been eliminated as of fiscal 2011.

The Company has an Executive Severance Plan (“Severance Plan”) that provides benefits to senior executives in the event of a Company-initiated, non-misconduct separation from the Company. The Severance Plan assists in attracting talent and minimizing distraction by providing some security for both the Company and the executive through a transition period in the event the employment relationship is not successful.

Consistent with our cost-sensitive approach to compensation, we do not maintain supplemental or other non-qualified pension plans for the NEOs. Our NEOs do not participate in any plans for retirement other than the

401(k) Savings Plan and the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”), nor do we provide post-retirement medical or life benefits (except that during fiscal 2010 the Chairman of the Board had such benefits, which were eliminated February  1, 2010).

Oversight of the Compensation Program and Participants in Setting Compensation

The Company’s executive compensation program is administered and overseen by the Compensation Committee of the Board with assistance from the CEO and other officers, as appropriate. An independent compensation consultant is selected, retained by, and reports directly to the Compensation Committee and assists the Committee with its duties.

Compensation amounts, measures, and criteria are determined using a combination of peer group data, considerations of various combinations of compensation and historical compensation data provided to and discussed among the Compensation Committee, the independent compensation consultant and senior management. Typically, much of the decision-making for the year is done to coincide with the March meetings of the Compensation Committee and Board, at which annual salaries, cash incentive targets and equity incentive grants are set and awarded. In addition, the Committee evaluates legal perspectives from outside counsel, considers rating agency opinions, investor published compensation policies, compensation policies published by proxy voting advisory firms, and coordinates with the other committees of the Board to ensure valid accounting treatment that is consistent with corporate policies. The Committee also reviews and considers other Company programs, such as succession planning and performance evaluations, in connection with the setting of compensation policies.

Role of Consultants—The Compensation Committee selects and engages a compensation consultant and authorizes their work. Reports and advice from the consultant may be requested by and are shared between the Compensation Committee, the Board, and management. Although there is no written policy, the Company agrees with the philosophy of maintaining the independence of the compensation consultant and this is reflected in our practice. Our compensation consultant does not provide any services directly to the Company. Through the period for which we are reporting data in this Proxy Statement, PRM Consulting Group, Inc. was engaged as the consultant.

Selection of Peer Groups—With guidance from the independent compensation consultant, and input and discussion with management, the Compensation Committee selects which companies to benchmark against. There is ongoing discussion as to whether the mix of companies in the peer group produces a valid competitive analysis relative to our talent requirements. The peer groups are chosen annually by considering our competitors, the IT industry, other distributors and companies with circumstances similar to ours (such as income percentages, low operating margins, and global operations). The peer group selected for fiscal 2010 was Anixter International Inc., Arrow Electronics, Inc., Avnet, CDW Corporation, Ingram Micro Inc., Insight Enterprises, Inc., Nash Finch Company, Owens & Minor, Inc., Henry Schein, Inc., Synnex Corporation, United Stationers Inc., WESCO International, Inc., and Zones, Inc. Median revenue for peer group companies was $6 billion, with a maximum of $35 billion and a minimum of $680 million. Median net income was $235 million, with a maximum of $500 million and a minimum of $13 million. Median market capitalization was $1 billion, with a maximum of $7 billion and a minimum of $78 million. Median profit margin was 2.31%, with a minimum of 0.79% and a maximum of 4.33%.

Role of Management—Typically, our CEO, Chief Financial Officer (“CFO”) and human resources senior officers analyze the information provided by the compensation consultant in light of the Company’s financial and operational circumstances. We do not try to mirror any other particular company’s compensation practices, and we generally do not directly target our compensation levels for a given position against the compensation provided by any other particular member in our peer group for that same position. However, consideration is given to certain aspects of other companies’ data, depending on which areas are pertinent to our position as a distributor with narrow margins and our geographic locations. Similarly, for each executive position, market data is evaluated for relevant comparisons such as the importance of the role of each executive to the Company’s business model, the expected contribution of the executive in light of the responsibilities inherent in his or her position, and the risks inherent in our operating plan. In addition to market data, other factors are considered, such as the Company’s annual operating plan, targeted earnings, internal pay equity, overall financial performance, the Company’s ability to absorb increases in compensation, and regional performance. This analysis results in recommendations presented to and discussed with the Compensation Committee.

Role of Compensation Committee—The Compensation Committee reviews the market data provided by the independent compensation consultant and makes an independent evaluation of management recommendations. The Compensation Committee makes compensation decisions, determines the amount and terms and conditions of equity incentive awards, and sets the cash incentive targets for the executive officers. The compensation package for the CEO is recommended by the Committee to the independent members of the Board. The key goals of the compensation program are balanced with the market data and the Company’s financial planning and expectations to determine the final compensation for each executive. The Compensation Committee sets policies and gives direction to management on all aspects of the executive compensation program. The Compensation Committee Charter, posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com, sets forth the full responsibilities of the Committee.

Philosophy and Practice

Total Compensation Relative to Market—The total compensation for our NEOs is designed to provide competitive compensation relative to median compensation of the companies in our peer group. It is our practice to set compensation that directly correlates with how the Company has performed within our channel and as compared to the peer groups. An important consideration is affordability, so our peer group must contain other low margin companies. Because the data available on the peer group is reported for the prior year, the Committee uses an assumed market increase recommended by our independent compensation consultant in evaluating that data and setting our compensation for the upcoming year.

Our compensation consultant during the time compensation was set for fiscal 2010, PRM Consulting Group, Inc., provided market data about industry competitors, using the peer group selected by the Compensation Committee.

Aligned with our philosophy of setting total targeted cash compensation (base salary plus cash incentive) near the 50th percentile of the peer group market, the Compensation Committee was provided with a competitive pay analysis comparing our NEOs’ total compensation in fiscal 2009 to the 50th and 75th percentiles of the peer group companies. The total compensation for our NEOs is targeted-based on the 50th percentiles of data provided in the competitive pay analysis. Given the current economic outlook at the time compensation was being established and the general suspension of salary increases, no adjustments were requested by management nor recommended by the Compensation Committee for fiscal 2010. Details of the CEO’s compensation elements compared to the peer group data is discussed below in Determination of Compensation for Fiscal 2010, CEO Compensation.

Balance of Elements—Overall, the compensation program balances incentives to perform and achieve value, with competitive pay taking into account our low margin environment. The Compensation Committee views all the elements of compensation together to set the total compensation for each NEO. The Compensation Committee believes the balance between elements should vary for each NEO, to emphasize the differences in their roles in the Company, and should be a realistic reflection of the market, while at the same time considering internal pay equity. Each element has different goals tied to it, that all must be balanced in such a way as to enable achievement of all the goals of the compensation program.

The base salary and cash incentives are considered together to set a fair cash compensation level for attracting quality leaders and driving annual performance. The combination of salary and cash incentive targets is viewed as necessary to be competitive in the market and to bring total cash compensation to mid-market levels. The performance measures and the specific targets for the cash incentives are carefully chosen. These are then balanced by the acceleration and deceleration schedules attributed to each measure. These performance measures are further tied to our annual operating plan, reflecting our cost-conscious approach.

In order for total compensation to be competitive, the equity granted needs to provide additional realizable value, so the amount, type, and measures for the equity grants are very meaningful to balance our base salary and cash incentive amounts. The Compensation Committee balances the targeted equity grant with the total cash compensation to motivate each NEO to achieve both long-term and short-term objectives. The CEO’s allocation is to ensure an equal balance between short-term performance and long-term shareholder value. The next tier of executives is more heavily weighted toward the annual business goals, but with a reasonable amount tied to long-term shareholder value. Multi-year vesting also adds weight to the long-term value aspect of the equity grants. These allocations are also consistent with the market information the Compensation Committee reviews from the compensation consultant. The selection of equity grant types was limited at the beginning of fiscal 2010 as a result of allocation of shares to various grant types under the 2000 Equity Plan. The 2009 Equity Plan was proposed to and approved by the shareholders in June 2009, and the Compensation Committee elected not to make grants under the 2009 Equity Plan until it had been approved by shareholders. The 2000 Equity Plan automatically terminated when shareholders approved the 2009 Equity Plan on June 10, 2009, but the terms of the 2000 Equity Plan still govern grants that were originally made under it.

Base Salary—The Compensation Committee focuses on setting an adequate base salary that when combined with the cash incentive will attract and retain its NEOs and act as a barrier for a competitor to easily draw these key employees away from the Company. The Company’s strong consideration for controlling costs is achieved partially by its philosophy of setting compensation targets in the middle range of its peers, so the benchmarking target is typically viewed as the 50th percentile.

Variable/At-Risk Compensation—The Compensation Committee believes the cash incentives target should be variable and should provide upside and downside so as to reflect an amount at risk, balanced against a target that is challenging to achieve in order to reward the short-term superior participation and performance of the executive, as well as to meet the Company’s goal of retention of quality executives. The targets are intended to drive each individual’s performance and present rewards for those that are successful. The incentives are tied to performance measures that include both corporate and regional measures of profitability that are approved by the Compensation Committee from a listing in the Incentive Bonus Plan. These measures of profitability include EPS, operating income, contribution margin and ROCE. It also includes other financial performance measures, depending on the role of the NEO, either on a worldwide or geographic segment basis.

To coincide with our financial planning and reporting processes, it is the Company’s practice to decide if the targets were achieved for the prior year and to set targets for the coming year at its March Board meeting that follows the end of our fiscal year. The potential cash incentive is tied to the financial performance of the Company for the year in relation to the Company’s annual operating plan. The targets are established using a non-GAAP calculation with carefully discussed exclusions for unusual or one-time occurrences, such as dispositions and restructuring charges. Each year in formulating the cash incentive targets, the Compensation Committee considers the anticipated financial achievement of the Company. The selection of criteria is based on each individual’s span of control. The factors that have most influenced the targets chosen are the worldwide or regional role of the NEO, the links to shareholder value and measurements of Company’s financial performance.

The Compensation Committee seeks to set targets at levels that are fair to the NEO and are competitive with the market for retention purposes. The process of setting targets each year does not consider actual pay-out attainment in prior years, but focuses on the annual operating plan goals for the current year. The target should be achievable upon delivery of results for the defined measure, with the potential acceleration of the incentive at risk, and challenging to achieve. Achievement is not considered an entitlement, but should be the result of hard work that stretches the normal effort, and demonstrates success vis-à-vis the established targets.

For fiscal 2010, the annual operating plan was established in February and was not changed. However, given the increasing turmoil and uncertainty in the world economy occurring between the setting of plan in February and the March Board meeting, the Committee decided to make a change for fiscal 2010 to the attainment levels and corresponding cash incentive payment to be made in connection with annual operating plan achievement. In particular, the targets for fiscal 2010 were set such that achievement of 100% of the annual operating plan target would result in achieving 150% of the attainment goal and cash incentive target payout for acceleration table purposes. The deceleration and acceleration table moved down and up from that point. The cash incentive is subject to an acceleration ratio if established targets are exceeded (conversely, if established targets are not met, the cash incentive is reduced). Cash incentive acceleration is capped at 200% of the target cash incentive amount. There is a lower deceleration threshold, recognizing that achievement at less than the target level will result in total compensation that is below market. The ranges for the potential acceleration and deceleration for this compensation period are set forth below in Determination of Compensation for Fiscal 2010, Cash Incentive Pay. For fiscal 2011, the Committee has returned to the Company’s historical practice pursuant to which 100% achievement of the annual operating plan targets results in 100% payout of the target cash incentive amount.

Long-Term Incentives—The Compensation Committee grants equity incentives to our NEOs under the Equity Plans. Equity incentives are designed to create a mutuality of interest with shareholders by motivating the executive officers to manage the Company’s business so that the shareholders’ investment will grow in value over time. The equity incentives also incentivize employees to remain with the company by spreading the vesting of the grant over several years. The retention goal is a critical aspect that is addressed in the equity grants, as the Company does not maintain a defined benefit pension plan or provide other post-retirement medical or life benefits for NEOs due to their costs. The grant of equity is meant to allow the NEOs to focus on long-term goals without losing value in the short-term.

Equity incentives are granted at the fair market value on the date of grant and are typically granted annually at our March Board and Compensation Committee meetings, although the Compensation Committee may also make grants at any regularly scheduled Compensation Committee meeting during the year as it determines necessary to enhance retention, motivate our NEOs, reward exceptional performance, or otherwise address unusual circumstances. Grants for new hires and promotions are made at each regularly scheduled quarterly Compensation Committee meeting for those new hires and promotions that occurred in the just completed quarter. The grant date is always a regularly scheduled Compensation Committee meeting.

The decision of what type of equity to grant and the value of the grant is based upon an evaluation of the Company’s overall financial performance for the year, the desirability of long-term service from the executive officer, the perceived value to the executive, the dilutive effect to the shareholders, the effect of the accounting rules on expensing the grant and the number of equity incentive units issued to other executive officers in the Company with approximately the same responsibility as the executive officer at issue. The amount of equity granted takes into consideration what the annual operating plan indicates the Company can afford and the value the Company desires to deliver to the NEO. The value of equity incentives are typically set as a percentage of total targeted cash compensation.

The Company has issued traditional stock options with multi-year vesting that are still being exercised. In 2005, in response to changes in accounting rules requiring the expensing of options for financial reporting purposes, the Company moved to granting MVSSARs, or maximum value options. These maximum value option awards provide executives with the opportunity to benefit from the increase in our stock price from the date of grant to the date of exercise, but place a ceiling of $20 per share on the total gain that can be realized. The value cap significantly reduces the expense to the Company and allows a consistent calculation of the expense. The stock appreciation right that is part of the MVSSARs was chosen to lessen the dilutive impact of the grants.

The Company has also issued Restricted Stock Units (“RSUs”). The number of RSUs granted is lower than the number of options, resulting in less dilution to the shareholders. In times of macroeconomic decline, RSUs provide a retention value superior to MVSSARs or traditional stock option grants. The Compensation Committee has granted RSUs with performance and time-based measures. The grants issued in June and September 2006 that were performance-based did not vest as their performance criteria were not achieved and therefore they no longer provided an effective incentive or retention tool or aided in the balancing of cash compensation to market. The Compensation Committee has subsequently granted RSUs with multi-year vesting to meet the stated goals of the compensation program and the philosophy behind granting equity.

Stock Ownership Guidelines—In March 2005, the Compensation Committee approved stock ownership guidelines for certain key executive officers, including our NEOs and our directors. The executive officers are required to accumulate shares of Company stock, through owned shares, retention of stock awards, or vested 401(k) shares, equal in value to a multiple of their base salary. As of fiscal 2010 year end, the target accumulations were two times base salary for Mr. Dutkowsky; one times base salary for Mr. Howells, Mr. Cano and Mr. Lamneck; and 0.5 times base salary for Mr. Osbourn and Mr. Trepani. There is no specified time within which the defined share ownership must be attained; however, until the ownership target is met, these executive officers are required to retain in stock 50% of the net after-tax proceeds of all vested restricted stock awards and 50% of the net after-tax proceeds from the exercise of all other equity incentive grants awarded subsequent to fiscal year ended January 31, 2005.

IRS Code Section 162(m)—Section 162(m) of the Internal Revenue Code imposes a limitation on the amount of compensation paid to each covered executive that can be deducted by the Company for federal income tax purposes. Compensation paid in excess of $1 million is not deductible unless it meets criteria for exemption from the deduction limitation. Certain types of performance-based compensation are excluded from the limitations of Section 162(m). In structuring the overall compensation paid to the NEOs, the Compensation Committee considers the deduction limitation imposed by Section 162(m). The Compensation Committee attempts to structure any compensation that will exceed the deduction limit in a manner so that it will be deductible by the Company. In some circumstances a portion of compensation may not be deductible, but the Compensation Committee desires to minimize this result whenever possible.

Determination of Compensation for Fiscal 2010

Information Considered—In determining compensation for fiscal 2010, the Compensation Committee applied the general suspension of compensation increases to all NEOs. In particular, there were no increases in base salary, and no increases in the amount of cash incentive target as a percentage of base salary. In addition, there were no increases in the amount of the target equity granted as a percentage of total targeted cash compensation, except that the amount of Mr. Trepani’s target equity grant was increased by 5% as the result of a re-evaluation of the grade of Mr. Trepani’s position. At Mr. Dutkowsky’s request, his target equity grant was reduced from 100% of total targeted cash compensation to 75% for fiscal 2010. Market data was provided by PRM Consulting Group and was reviewed by the Compensation Committee and discussed with management. The Compensation Committee and executive management desired to apply the suspension of compensation increases to all levels of the Company, including the NEOs.

Areas of Focus—The main focus of our compensation program in March 2009 was related to managing the appropriate level of attainment risk of cash incentive targets given the uncertain economic outlook for the 2010 fiscal year. The annual operating plan targets developed in February 2009 were retained as they had been developed, but to address this significant attainment risk arising from the deteriorating demand environment through March 2009, the Compensation Committee elected to change the acceleration and deceleration table. The Compensation Committee believed that given the decline in the economic situation and the current economic outlook at the end of March 2009, achievement of the annual operating plan target would represent overachievement performance by the NEOs. The multiplier table was changed for fiscal 2010 to reflect this belief. The achievement of EPS, operating income percentage, operating income dollars, and ROCE at the annual operating plan targets was set so that achieving them would result in an attainment and payout of 150% of the applicable cash incentive target. Additional overachievement would allow for acceleration of up to 200%.

Achievement of 90% of the annual operating plan targets would result in 100% pay out and deceleration would continue down from that point.

In order to maintain consistency in the goals of the top executives, the Compensation Committee decided that the shared performance measures for the cash incentives applied during fiscal 2009 should continue to be the measures for the executive team. In order to align the goals and maintain a cohesive team, all the NEOs, along with other top executives, had the mutual metrics of EPS and ROCE. These particular measures reflect the metrics that would most positively affect shareholder value through shorter-term goals and were measurable. These are then tailored for each NEO by assigning different performance weightings and by recognizing the NEO’s regional or worldwide responsibilities, to retain accountability for areas within their influence.

The additional cash incentive performance measures for our NEOs with primary regional responsibility, Mr. Cano and Mr. Lamneck, were also continued. These metrics were operating income dollars, contribution margin Euros, the respective profitability metric as a percentage of sales and the ROCE percentage in each region. The Compensation Committee believes the metrics of profitability as a percentage of sales and ROCE provides motivation to concentrate on achieving profitable revenue for the Company and its shareholders. These approaches align the measures with the Company strategy of focusing on profitable vendor and customer relationships and with the compensation philosophy of setting goals that are challenging to achieve.

The Compensation Committee focused its review on the overall programs involving the executives including not just the compensation program, but also the severance plan, performance management, and succession planning process. When looking at compensation, there was cohesive attention on the total effect of all programs and plans, and their relationship to metrics and total compensation. Goals that were given the primary emphasis were those of retention balanced with affordability and those ensuring that the choices for all compensation measures would drive the most long-term shareholder return.

Base Salary—For the compensation period reported in the SUMMARY COMPENSATION TABLE, base salary did not increase.

Cash Incentive Pay—In setting the cash incentive targets for fiscal 2010, the Compensation Committee applied certain specific performance measures for all the NEOs, but allocated the target by different percentages that reflected the role and position of each NEO. This allocation of targets was consistent with the allocation for fiscal 2009. Cash incentives amounts are set as a percentage of base salary depending on the level of the NEO. The percentages did not change in fiscal 2010. However, attainment levels were changed for fiscal 2010 so that attainment of 100% of the annual operating plan targets resulted in 150% payout of the cash incentive target. The following table shows the percentage of base salary the targeted cash incentive amount represents at 100% attainment:

CASH INCENTIVE AS PERCENTAGE OF BASE SALARY AT 100% ATTAINMENT(1)

Name
Dutkowsky	150%
Howells	105%
Cano	127.5%
Lamneck	90%
Osbourn	75%
Trepani	75%

(1)

As changed for fiscal 2010. The cash incentive as a percentage of base salary at 90% attainment, resulting in a 100% payout as changed for fiscal 2010, was as follows: Dutkowsky – 100%; Howells – 70%; Cano – 85%; Lamneck – 60%; Osbourn – 50%; and Trepani – 50%.

The selected performance measures that are shared among all of the NEOs are EPS and ROCE. The EPS metric is determined on a worldwide basis for all the NEOs. The remaining performance measures recognize the primary responsibilities of the role of each NEO as either worldwide or regional. ROCE is determined on a worldwide basis for Mr. Dutkowsky, Mr. Howells, Mr. Osbourn and Mr. Trepani and on a regional basis for Mr. Cano (Europe) and Mr. Lamneck (the Americas). For Mr. Cano and Mr. Lamneck, the Compensation Committee also assigned the performance measures for regional profitability (contribution margin for Europe or operating income for the Americas), measured separately based on total profit and as a percentage of sales. The percentage weightings of the selected performance measures also recognize the worldwide or regional influence of the individual NEO, summarized in the following table:

WEIGHTING OF PERFORMANCE MEASURES

Name	EPS	ROCE	Regional profitability measured in $/€	Regional profitability as % of sales
Dutkowsky	75%	25% (Worldwide)
Howells	75%	25% (Worldwide)
Cano	25%	25% (Europe)	25%	25%
Lamneck	25%	25% (Americas)	25%	25%
Osbourn	75%	25% (Worldwide)
Trepani	75%	25% (Worldwide)

Actual payout for achievement of the performance measures is determined based on deceleration and acceleration ranges that recognize the level of overachievement or underachievement in respect of each performance measure. These performance measures are all at-risk. For each performance measure, if the goal is underachieved by a set percentage, then there is no cash incentive paid for that metric. If the metric is overachieved up to a set amount, the payout is accelerated up to a maximum of 200%. As changed for fiscal 2010, the deceleration and acceleration ranges set for cash incentive compensation during this period are:

DECELERATION & ACCELERATION OF CASH INCENTIVE PAYMENTS

	No payout if performance component is underachieved by:	Payout at 200% (maximum) if overachieved by:
EPS	50%	10%
Worldwide ROCE	40%	20%
Americas operating income in $	50%	10%
Americas operating income as %	40%	20%
Americas ROCE	40%	20%
Europe contribution margin in €	40%	20%
Europe contribution margin as %	40%	20%
European ROCE	40%	20%

The total cash incentive amounts achieved for fiscal 2010 are stated in the SUMMARY COMPENSATION TABLE. The achievement level was certified by the Compensation Committee in March 2010. The targets were achieved in a range of 119% to 154%, and therefore resulted in payouts that reached the 200% maximum accelerator cap in most instances.

Equity Incentive Awards—In March 2009, the Compensation Committee decided to award equity incentives in the form of MVSSARs for fiscal 2010. MVSSARs were chosen due to the lower accounting expense resulting from the cap on total value, the limited dilutive effect, and the direct tie of value to share price improvement. Given the depressed share values at the time of grant, the Compensation Committee wanted the grant to focus the management on long-term improvement in share price. The March grant represented a reduction in the total grant value of 50% from the approved equity grant value as a percentage of targeted total cash compensation. This reduction was based upon the impact of the economic downturn on the Company and on the decision of the Compensation Committee to consider a grant of additional equity in June 2009, when the impact of the economic situation on the Company could be better assessed. In June 2009, the Compensation Committee awarded additional equity incentives in the form of RSUs under the 2009 Plan, also in an amount equal to 50% of the approved equity grant value as a percentage of targeted total cash compensation. The RSUs were chosen due to certain attractive qualities: creating less dilutive effect on shareholders, providing a straightforward accounting treatment, and being perceived as having a greater value to employees when the Company’s growth rate is slowed by macro-economic factors. The June grant, together with the March grant, represented a combined total equity grant value equal to 100% of the approved percentage of targeted total cash compensation. Both the March MVSSAR and the June RSU grants are time-based with a four-year vesting schedule. The time element met the Compensation Committee’s desire to enable the executives to focus on long-term goals and to address retention issues. It was also felt that the splitting of the timing of the grants allowed the Compensation Committee more flexibility in managing the expense of the grants to the Company given the economic uncertainty. By combining MVSSARs and RSUs, the Compensation Committee was able to incentivize the NEOs to maximize share value to achieve higher value in the MVSSARs while at the same time enhancing retention through RSUs that retain some value even in a volatile stock price environment.

The size of each NEO grant was determined individually by the Compensation Committee, based upon the effectiveness of each NEO’s performance in the prior year, as well as an analysis of total targeted annual earnings compared to the competitive market. Mr. Dutkowsky requested, and the Board approved, a reduction for fiscal 2010 in his approved equity grant value from 100% of targeted total cash compensation to 75%. In addition, Mr. Trepani’s approved equity grant value was increased from 30% to 35% of targeted total cash compensation as a result of a re-evaluation of his position’s grade. The grant date value of the combined March and June equity grants for each NEO as a percentage of targeted total cash compensation are shown in the following table:

EQUITY GRANT VALUE AS A PERCENTAGE OF TARGETED TOTAL CASH COMPENSATION

Name
Dutkowsky	75%
Howells	45%
Cano	45%
Lamneck	45%
Osbourn	35%
Trepani	35%

CEO Compensation—Compensation of the CEO position is reviewed by the Compensation Committee and recommended to the independent members of the Board for approval in executive session outside of the presence of the CEO. Consistent with the Company’s general policy of suspending compensation increases, in March 2009

Mr. Dutkowsky did not receive an increase in base salary. Based upon the information provided by PRM Consulting Group, Mr. Dutkowsky’s base salary in March 2009 was 83.4% of the market median for the peer group; total cash compensation was 82.4% of the market median; and total direct compensation was 68.9% of market median. Beginning with the 2009 fiscal year, there have been no terms of Mr. Dutkowsky’s Employment Agreement effective October 2, 2006 (“Employment Agreement”) applicable to the cash incentive determination or dictating the type and size of equity grants. Mr. Dutkowsky’s cash incentive performance criteria selection, weightings, and deceleration/acceleration schedule were set in concert with the other NEOs and are summarized above in Cash Incentive Pay. The Compensation Committee granted Mr. Dutkowsky the same type of annual equity grant—MVSSARs in March and RSUs in June—with four-year vesting as was granted to the other NEOs. Mr. Dutkowsky requested, and the Board approved, a reduction in the value of this annual equity grant from 100% of total targeted cash compensation to 75%. In addition to the annual equity grant, in March 2009, the Board also made a supplemental grant of 10,883 RSUs to Mr. Dutkowsky because the March 2008 grant to Mr. Dutkowsky was limited by the terms of the 2000 Equity Plan to an amount less than the Board had approved.

A summary of the most significant continuing provisions of the Employment Agreement include: the right to be nominated for election as a member of the Company’s Board of Directors, the right to reject compensation that would trigger Internal Revenue Code Section 280G excise tax, an obligation of confidentiality and not to compete owed to the Company, setting the severance plan benefits period at 24 months, a definition of what constitutes “gross misconduct,” and a right to severance for a good cause termination by Mr. Dutkowsky, including the election to terminate within a 30-day period 6 months following a change in control of the Company. For a more detailed description of Mr. Dutkowsky’s terms of employment, the full Employment Agreement is included as Exhibit 10-AAnn to our October 31, 2006 Form 10-Q filed on December 6, 2006.

Executive Choice Program and Perquisites—In line with our cost-conscious philosophy for executive compensation, the Company provides minimal perquisites and does not consider this a significant component of the compensation package. The majority of perquisites are covered by our Executive Choice Plan, which plan and participants are approved by the Compensation Committee annually. The plan is designed to give executives the opportunity to select from a list of those types of benefits that meet their individual needs, including supplemental insurance premiums, uninsured health care expenses, professional services such as tax, legal, financial and estate planning, club memberships, and personal or professional development expenses. The participating executive officer is reimbursed for expenses related to these benefits. Under this plan, Mr. Dutkowsky, Mr. Howells, Mr. Cano and Mr. Lamneck could receive total reimbursement up to $20,000 each, and Mr. Osbourn and Mr. Trepani could receive total reimbursement up to $15,000.

Severance Plan—The Severance Plan provides our NEOs with base salary and a pro-rata portion of certain incentive compensation over a specified period if the Company terminates the NEO’s employment without cause. The severance period is determined based upon the NEO’s position held at termination and years of service to the Company. Based on their current positions and years of service, the Compensation Committee has set the continuation period for the receipt of base salary in the event of separation for Mr. Cano, Mr. Howells, and Mr. Lamneck (when he was with the Company) at 24 months. Mr. Trepani’s severance benefit period is currently 21 months. Mr. Dutkowsky’s Employment Agreement sets his severance benefit period for base salary at 24 months. Mr. Osbourn’s severance benefit period applicable in fiscal 2010 for base salary was 12 months. In addition, the Severance Plan provides that a participant who is involuntarily terminated for reasons other than gross misconduct will receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s separation, not to exceed the lesser of actual performance or 100%. Participants severed due to a reduction in force also receive the prorated portion of his or her annual cash incentive that is based on their individual performance. NEO cash incentives were all based on Company performance.

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid to or earned by (i) the CEO, (ii) the CFO, (iii) each of the three other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year), and (iv) one additional individual (Kenneth Lamneck) for whom disclosure would have been provided pursuant to (iii) but for the fact that he was not serving as an executive officer at the end of fiscal 2010:

Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(i)		(j)
Robert M. Dutkowsky	2010	957,000		1,914,000		947,706	717,750	31,683	(5)	4,568,139
Chief Executive Officer	2009	948,461		727,320		1,642,500	0	31,993		3,350,274
	2008	916,154		1,590,000	(4)	707,600	1,400,000	80,026		4,693,780
Jeffery P. Howells	2010	709,500		993,300		271,385	271,386	23,090	(6)	2,268,661
Executive Vice President and Chief Financial Officer	2009	703,154		377,454		542,781	0	35,424		1,658,813
	2008	667,455		954,800		521,713	0	36,119		2,180,087
Néstor Cano	2010	650,000		1,105,000		270,563	270,561	207,913	(7)	2,504,037
President, Europe	2009	650,000		504,156		541,138	0	269,138		1,964,432
	2008	650,000		470,700		511,878	0	160,546		1,793,124
Kenneth T. Lamneck	2010	562,970	(8)	0		181,809	181,801	30,812	(9)	957,392
President, the Americas	2009	499,461		224,220		363,584	0	39,395		1,126,660
	2008	474,076		254,900		288,595	0	33,886		1,051,457
Joseph A. Osbourn	2010	502,500		502,500		131,897	131,904	16,029	(10)	1,284,830
Executive Vice President and Chief Information Officer	2009	498,001		190,950		301,497	0	23,805		1,014,253
	2008	478,677		483,000		289,798	0	26,056		1,277,531
Joseph B. Trepani	2010	365,000		365,000		95,807	95,816	19,576	(11)	941,199
Senior Vice President and Corporate Controller

Column lettering is consistent with lettering in Item 402(c)(1) of SEC Regulation S-K.

(1)

Includes amounts deferred under the 401(k) Savings Plan and Deferred Compensation Plan. There were no salary increases in fiscal 2010. However, as shown in the Table, reported salary for fiscal 2010 is higher than for fiscal 2009 for all NEOs except for Mr. Cano because fiscal 2010 salaries included a full twelve months of the salary increase granted in April of fiscal 2009.

(2)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See the Fiscal 2010 10-K, Item 8, Note 11-Employee Benefit Plans for Fiscal 2010, and Note 12-Employee Benefit Plans for Fiscal 2009 and 2008, respectively, for the assumptions we used in valuing these RSUs in accordance with ASC Topic 718.

(3)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See the Fiscal 2010 10-K, Item 8, Note 11-Employee Benefit Plans for Fiscal 2010, and Note 12-Employee Benefit Plans for Fiscal 2009 and 2008, respectively, for the assumptions we used in valuing these MVSARRs in accordance with ASC Topic 718.

(4)	The cash incentive reported for fiscal 2008 is reduced by $250,000 that was included in his cash incentive for 2007 as a partial acceleration in accordance with his Employment Agreement.
(5)

For Mr. Dutkowsky, in fiscal 2010 the amount is comprised of $20,000 received pursuant to the Executive Choice Plan, contributions by the Company to his 401(k) Savings Plan, and spousal travel, food and lodging, participant activities, or gifts at business-related events (including $3,521 for tax reimbursement).

(6)

For Mr. Howells, in fiscal 2010 the amount is comprised of $20,000 received pursuant to the Executive Choice Plan (including $5,723 for tax reimbursement), contributions by the Company to his 401(k) Savings Plan, and spousal travel, food and lodging, participant activities, or gifts at business-related events (including $384 for tax reimbursement).

(7)

For Mr. Cano, in fiscal 2010 the amount is comprised of $20,000 received pursuant to the Executive Choice Plan (including $4,697 for tax reimbursement), $157,579 paid under a currency exchange rate protection arrangement, and $30,334 for use of a company leased automobile.

(8)	Mr. Lamneck’s salary includes $79,336 for accrued but unused vacation that was paid out to him pursuant to regular Company policy in connection with his resignation.
(9)

For Mr. Lamneck, in fiscal 2010 the amount is comprised of $20,000 received pursuant to the Executive Choice Plan (including $4,725 for tax reimbursement) and spousal travel, food and lodging, participant activities, or gifts at business-related events (including $2,860 for tax reimbursement).

(10)

For Mr. Osbourn, in fiscal 2010 the amount is comprised of $15,000 received pursuant to the Executive Choice Plan (including $3,458 for tax reimbursement) and contributions by the Company to his 401(k) Savings Plan.

(11)

For Mr. Trepani, in fiscal 2010 the amount is comprised of $15,000 received pursuant to the Executive Choice Plan (including $3,959 for tax reimbursement), contributions by the Company to his 401(k) Savings Plan, and spousal travel, food and lodging, participant activities, or gifts at business-related events (including $1,099 for tax reimbursement).

GRANTS OF PLAN BASED AWARDS TABLE

The table below sets forth, for each of the NEOs, the grants of awards under the Equity Plans made during the fiscal year ended January 31, 2010.

Name	Grant Type	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units(1) (#)	All Other Option Awards; Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
(a)		(b)	(i)	(j)	(k)	(l)
Dutkowsky	RSU	3/23/2009	10,883			229,958
	MVSSAR	3/23/2009		104,476	21.13	717,750
	RSU	6/10/2009	22,692			717,748
Howells	MVSSAR	3/23/2009		39,503	21.13	271,386
	RSU	6/10/2009	8,580			271,385
Cano	MVSSAR	3/23/2009		39,383	21.13	270,561
	RSU	6/10/2009	8,554			270,563
Lamneck	MVSSAR	3/23/2009		26,463	21.13	181,801
	RSU	6/10/2009	5,748			181,809
Osbourn	MVSSAR	3/23/2009		19,200	21.13	131,904
	RSU	6/10/2009	4,170			131,897
Trepani	MVSSAR	3/23/2009		13,947	21.13	95,816
	RSU	6/10/2009	3,029			95,807

Column lettering is consistent with lettering in Item 402(d)(1) of SEC Regulation S-K.

(1)	Mr. Dutkowsky’s RSUs granted on March 23, 2009 vest 25% in six months and 25% on each grant date anniversary thereafter. The remaining RSUs vest in equal annual installments over four years.
(2)	MVSSARs vest in equal annual installments over four years.
(3)

The grant date fair value of equity grants is calculated as the number of shares granted multiplied by the following ASC Topic 718 values: March 23, 2009 RSUs: $21.13, June 10, 2009 RSUs : $31.63, March 23, 2009 MVSSARs: $6.87. The ASC Topic 718 value for RSUs is equal to the last sales price as quoted on the Nasdaq on the date of grant. See the Fiscal 2010 10-K, Item 8, Note 11 – Employee Benefit Plans for Fiscal 2010 for the assumptions we used in valuing these MVSSAR awards in accordance with ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth, for each of the NEOs, the outstanding equity awards as of January 31, 2010. Mr. Lamneck had no outstanding equity awards at fiscal year end and therefore was omitted from this table.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercizable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Dutkowsky		75,000	36.66	10/2/2016
	100,000	100,000	35.38	3/28/2017
		104,476	21.13	3/23/2019
					1,667	(3)	67,930
					37,500	(5)	1,528,125
					8,163	(6)	332,642
					22,692	(5)	924,699
Total	100,000	279,476			70,022		2,853,396
Howells	50,000		43.26	3/20/2012
	50,000		41.08	3/30/2014
	45,000	15,000	37.04	3/29/2016
		39,503	21.13	3/23/2019
					3,139	(4)	127,914
					7,373	(5)	300,450
					12,393	(5)	505,015
					8,580	(5)	349,635
Total	145,000	54,503			31,485		1,283,014
Cano	20,000		44.00	8/1/2010
	60,000		43.26	3/20/2012
	60,000		41.08	3/30/2014
	70,000		37.06	3/31/2015
	45,000	15,000	37.04	3/29/2016
		39,383	21.13	3/23/2019
					4,064	(4)	165,608
					7,234	(5)	294,786
					12,355	(5)	503,466
					8,554	(5)	348,576
Total	255,000	54,383			32,207		1,312,436
Osbourn	40,000		43.26	3/20/2012
	40,000		41.08	3/30/2014
	30,000	10,000	37.04	3/29/2016
		19,200	21.13	3/23/2019
					2,054	(4)	83,701
					4,096	(5)	166,912
					6,884	(5)	280,523
					4,170	(5)	169,928
Total	110,000	29,200			17,204		701,064

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE—(continued)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercizable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Trepani	20,000		43.26	3/20/2012
	20,000		41.08	3/30/2014
	20,000		37.06	3/31/2015
	15,000	5,000	37.04	3/29/2016
		13,947	21.13	3/23/2019
					1,429	(4)	58,232
					2,194	(5)	89,406
					3,750	(5)	152,813
					3,029	(5)	123,432
Total	75,000	18,947			10,402		423,883

Column lettering is consistent with lettering in Item 402(f)(1) of SEC Regulation S-K.

(1)

Represents stock options and MVSSARs granted in and prior to fiscal 2010; grant price equal to the last sales price as quoted on Nasdaq on the date of grant; vesting occurs in equal annual installments over four years.

(2)	The market value is based upon the last sales price of $40.75 on the last trading day in fiscal 2010.
(3)	Represents RSUs granted in fiscal 2007 and 2008, which vest in equal quarterly installments over three years.
(4)	Represents RSUs granted on December 5, 2006, which vest 25% in fiscal 2009, 50% in fiscal 2010, and 25% in fiscal 2011.
(5)	Represents RSUs granted in fiscal 2008, 2009, or 2010 which vest in equal annual installments over four years.
(6)	Represents RSUs granted in fiscal 2010, which vest 25% six months after the grant date and in equal annual installments over three years on each grant date anniversary.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth, for each of the NEOs, information with respect to the exercise of stock options, MVSSARs and similar instruments, and vesting of other equity-based awards during the fiscal year ended January 31, 2010:

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Dutkowsky(3)	225,000	2,171,250	31,886	951,938
Howells(4)	58,380	707,558	14,092	285,887
Cano(5)	23,800	177,805	15,862	317,961
Lamneck(6)	110,000	892,013	8,780	178,140
Osbourn(7)	108,000	1,081,188	8,450	170,171
Trepani(8)	34,854	540,781	5,205	103,641

Column lettering is consistent with lettering in Item 402(g)(1) of SEC Regulation S-K.

(1)

MVSARRs are net settled and the number of shares of common stock issued upon such settlement is determined based on the increase in value of the common stock over the exercise price, less taxes withheld.

(2)	RSUs are net settled after withholding for taxes.
(3)

All the option awards were MVSSARs, and 29,795 shares of common stock were received upon net settlement. All the stock awards were time-vested RSUs, and 21,509 shares of common stock were received upon net settlement.

(4)

Of the option awards, 50,000 were MVSSARs and 8,380 were stock options. 8,496 shares of common stock were received upon net settlement of the MVSSARs. 8,380 shares of common stock were received upon exercise of the stock options. All the stock awards were time-vested RSUs, and 10,184 shares of common stock were received upon net settlement.

(5)

All the option awards were stock options and 23,800 shares of common stock were issued upon exercise. All the stock awards were time-vested RSUs, and 8,617 shares of common stock were received upon net settlement.

(6)

Of the option awards, 70,000 were MVSSARs and 40,000 were stock options. 9,930 shares of common stock were received upon net settlement of the MVSSARs. 40,000 shares of common stock were issued upon exercise of the stock options. All the stock awards were time-vested RSUs, and 6,223 shares of common stock were received upon net settlement.

(7)

Of the option awards, 40,000 were MVSSARs and 68,000 were stock options. 5,507 shares of common stock were received upon net settlement of the MVSSARs. 68,000 shares of common stock were issued upon exercise of the stock options. All the stock awards were time-vested RSUs, and 6,033 shares of common stock were received upon net settlement.

(8)

All the option awards were stock options and 34,854 shares of common stock were issued upon exercise. All the stock awards were time-vested RSUs, and 3,649 shares of common stock were received upon net settlement.

NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company maintains the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) that provides executives and directors the opportunity to make pre-tax deferrals. Presently, participants may allocate deferrals among 15 different investment alternatives and this allocation can be changed at any time. The rate of return is based on the actual gross performance of these investment alternatives less administrative expenses. Benefits payable under the Deferred Compensation Plan are dependent on and will be paid exclusively from the general assets of the Company. Participants are unsecured general creditors of the Company. Assets have been placed in a Rabbi trust to informally fund the plan. A Rabbi trust is an irrevocable trust designed to provide some assurance to the participants that future benefit obligations will be satisfied. The Deferred Compensation Plan is deemed unfunded, so the participants are taxed when they receive payments from the Deferred Compensation Plan.

The American Jobs Creation Act of 2004 changed the tax rules related to non-qualified deferred compensation plans, which administratively resulted in two separate plan documents, a pre-2005 Plan and a 2005+ Plan. The following table sets forth the contributions, earnings and balances for each NEO under the Company’s Deferred Compensation Plan for the fiscal year ended January 31, 2010 and includes a breakdown of the contributions made into the pre-2005 Plan and the 2005+ Plan.

	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earning in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(1) ($)	Value of deferrals by Plan ($)
Name						Pre- 2005	2005 +
Dutkowsky	0	—	266,009	0	799,543	0	799,543
Howells	0	—	262,459	319,350	858,769	352,131	506,638
Cano	0	—	278	363,280	0	0	0
Lamneck	66,000	—	81,743	83,710	295,702	0	295,702
Osbourn	0	—	20,281	0	590,801	547,364	43,437
Trepani	50,000	—	274,537	278,121	685,898	500,794	185,104

(1)	None of the earnings reflected in the amounts were reported as compensation in previous years in the Summary Compensation Table.

The pre-2005 Plan and the 2005+ Plan differ primarily in the flexibility of payout options that are detailed in the following table:

	Pre-2005 Plan	2005+ Plan
Basic Distribution Options

• Retirement (the later of termination or reaching age 55 for employees, age 65 for Directors) in a lump sum or installments of 5, 10 or 15 annual payments.

• In-service distributions (lump sum) at a specified date at least three calendar years after the initial year of deferral. This election may be modified once, at least 13 months prior to the distribution date.

• Retirement – same as Pre-2005 plan.

• In-service distributions – same as Pre-2005 Plan except participant may modify at least 12 months prior to the original payout date as many times as desired; however, such modification delay the distribution at least five years.

Separation of Service	No change from basic provision elected.

In-service payout options default to 13 months following separation from service for prior in-service distribution elections payable after the separation date. The participant has 30 days from the date of separation to elect one of the following:

• Lump sum payment following 13 months.

• Re-defer payment for at least five years following the 13 months in which the payment would normally be received.

Payouts may be deferred as many times as desired for a period of no less than five years from the previous payout date.

Retirement	No change from basic provision elected.	No change from basic provision elected.
Death	Prior to termination of employment with the Company and prior to benefit payments commencing, the beneficiary is entitled to the greater of 2.5 times the participant’s cumulative deferrals or their current account balance. Following termination of employment their beneficiary is entitled to receive the account balance.	Same as Pre-2005 Plan.
Change in Control	No change from basic provision elected.	Lump sum payment of vested balance.
Hardship Withdrawals	Allowed upon approval of Plan administrator. Amount limited to expenses directly associated with the hardship and all related taxes.	Same as Pre-2005 Plan however amount must be determined under regulations issued by the Secretary of the Treasury.
Unscheduled Withdrawals	Allowed with a 10% penalty.	Not allowed.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information given in this section describes the additional or incremental payments that a NEO would receive or specific terms or conditions that would apply in the event of a termination or change in control. We do not include compensation that is unaffected by these events.

Termination/Severance—The Severance Plan provides benefits to our executives in the event of a Company-initiated, non-misconduct separation from the Company. The receipt of benefits under the Severance Plan is conditioned upon a participant executing a separation agreement, general release of claims, confidentiality agreement, and non-compete agreement to be in effect for the length of the severance period for which benefits are received. The Severance Plan establishes a severance period that provides the participant his or her regular base salary compensation for a stated period, based upon position held and years of service. Payments are made in bi-weekly installments along with the Company’s regular payroll payments. Based on their current positions and years of service, the benefit period to receive base salary for each of the NEOs in the event of termination (whether or not related to a change in control) would be as follows: Mr. Dutkowsky, 24 months, based upon the terms of his Employment Agreement; Mr. Cano, Mr. Howells and Mr. Lamneck (when he was with the Company), 24 months; and Mr. Trepani, 21 months. Mr. Osbourn’s severance benefit period was amended to be 12 months, in consideration of allowing him flexibility in his working location.

A participant who is involuntarily terminated for reasons other than gross misconduct will also receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s termination. The cash incentive is paid at the prorated amount of actual performance, capped at the 100% level with no overachievement being paid. However, if the participant is employed by the Company through the end of the full fiscal year then the 100% cap does not apply because the cash incentive is considered fully earned. In such cases, the participant would be entitled to any applicable overachievement payment. The determination of cash incentives payable to a terminated employee is made at the same time as continuing employees, typically following the end of each fiscal year. Any payment is made in a lump sum at the time all cash incentive awards are paid.

Change in Control—Where a change in control occurs and the NEO was terminated effective at a fiscal year end, the NEO would receive the base salary and prorated cash incentive amounts stated above applicable to a termination under our Severance Plan. There are no plans or agreements to provide the cash incentive in the event of a change in control without termination of employment, except that Mr. Dutkowsky’s Employment Agreement allows him to receive the prorated portion of his cash incentive applicable under the Severance Plan if he is terminated in the thirty day period following six months after a change in control occurs. Equity awards in the event of change in control are covered under our Equity Plans and for Mr. Dutkowsky, in his Employment Agreement. No additional equity is granted, but vesting is accelerated and restrictions and conditions are deemed satisfied for all outstanding grants. In the event the NEO is terminated as a result of the change in control, he will have 90 days to exercise vested equity (including any accelerated vesting).

The presentation of data in the table below is based on the assumption that the termination or change in control occurred on January 31, 2010, and assumes the highest amount of payout that could be made depending on the circumstances of the termination or change in control.

NEO	Severance period	Salary termination & change in control ($)	Cash Incentive (at lesser of cap or actual performance) ($)	Equity upon termination	Equity upon change in control
Dutkowsky	24 months	1,914,000	1,914,000	No additional grants.	No additional grants. Vesting accelerates.
Howells	24 months	1,419,000	993,300	No additional grants.	No additional grants. Vesting accelerates.
Cano	24 months	1,300,000	1,105,000	No additional grants.	No additional grants. Vesting accelerates.
Lamneck(1)	—	—	—	—	—
Osbourn	12 months	502,500	502,500	No additional grants.	No additional grants. Vesting accelerates.
Trepani	21 months	638,750	365,000	No additional grants.	No additional grants. Vesting accelerates.

(1)	Mr. Lamneck resigned from the Company as of December 31, 2009.

Retirement—Retirement is considered a voluntary separation initiated by the executive and is not covered by the Severance Plan. The Company does not have a specific plan for the retirement of its executives, nor do we provide post-retirement medical or life benefits. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan. For equity awards, an executive who has reached retirement age will have one year to exercise only those awards that have vested at the time of the retirement. Mr. Howells, Mr. Cano, Mr. Osbourn, and Mr. Trepani meet our retirement age qualification of 65 when adding their current age and completed years of service.

Deferred Compensation—The Deferred Compensation Plan is not automatically terminated by a change in control, and will be continued if the successor entity agrees to continue the Deferred Compensation Plan. For both termination of employment and change in control, see the table in the NON-QUALIFIED DEFERRED COMPENSATION PLANS section above.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company’s compensation policies for all employees, including NEOs, address risk in the same manner. A cap on cash incentive bonuses reduces the risk that disproportionately large bonuses could lead to an undesirable focus on short-term results. The bonus targets are consistent across the Company with different weightings depending on the employee’s role. There are separate incentive metrics designed to focus on revenue generation, profitability, and ROCE that counterbalance each other and reduce the incentive to focus on just one goal. These targets and metrics are more fully discussed in the COMPENSATION DISCUSSION AND ANALYSIS section. In establishing cash bonus metrics, the Compensation Committee evaluates the employees bonused on each metric, the rationale for each metric, the risks and risk level associated with each metric, and risk mitigators for each metric. The Company’s employees do not engage in, and are not compensated for, proprietary trading of financial instruments, derivatives, or otherwise.

PROPOSAL NO. 3

ADVISORY VOTE ON COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

Following the voice of our shareholders, the Company has adopted a policy to submit the compensation of our NEOs to our shareholders for a non-binding, advisory vote on an annual basis. The Company’s Corporate Governance Principles provide:

The Board values the input of shareholders regarding the compensation practices of the Company. Each year, the Board will approve a proxy that gives shareholders the opportunity to vote, on a non-binding, advisory basis, to ratify the compensation of the Company’s named executive officers as shown in the summary compensation table and related notes contained in the proxy.

We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate and should be focused on long-term strategies to build shareholder value. The Compensation Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We recognize that our place in the distribution channel is one with very low margins and our compensation program reflects this business reality. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS, as well as the tables and other information that follow the SUMMARY COMPENSATION TABLE. These will present you with the breadth of the considerations that are taken into account when setting compensation, and details of the valuation of the elements of the compensation program as a whole. The Summary Compensation Table and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.

Because your vote is advisory, it will not be binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY BASIS, FOR THE RATIFICATION OF THE COMPENSATION AWARDED TO THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANUARY 31, 2010, AS SHOWN IN THE SUMMARY COMPENSATION TABLE.

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

SHAREHOLDER COMMUNICATIONS

Shareholders may communicate with members of the Board of Directors by utilizing the Company’s Ethics Reporting Hotline that is available seven days a week, 24 hours a day. You may dial a toll-free number 1-866-TD ETHIC (1-866-833-8442) and at the voice prompt use the toll-free Ethics Reporting Hotline number. You may also access the Hotline by going to www.integrity-helpline.com/TDAM.jsp. All calls and webline reports will be received by an independent, third-party provider, Global Compliance Services. A report will be provided to the Vice President, Internal Audit and the General Counsel who will communicate with the Audit Committee. Shareholders may also send written correspondence to any Board member through the Chairman of the Board,

c/o Tech Data Corporation at 5350 Tech Data Drive, Clearwater, Florida 33760 or to the Company at 5350 Tech Data Drive, Clearwater, Florida 33760.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile, or in person by regular employees of the Company. The Company may also retain Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $7,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing these proxy materials, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders that want to present a proposal for possible inclusion in the Company’s 2011 Proxy Statement pursuant to the rules of the SEC should send the proposal to:

David R. Vetter, Secretary

Tech Data Corporation

5350 Tech Data Drive

Clearwater, FL 33760

Proposals must be received no later than December 23, 2010 to be eligible for inclusion in the proxy material for the 2011 Annual Meeting of Shareholders.

Shareholders who want to bring a nominee for director or other business before the 2011 Annual Meeting of Shareholders other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with advance notice of shareholder proposals. The Bylaws are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com. The shareholder notice must be delivered to and received at the address above no earlier than February 2, 2011 and no later than March 4, 2011. If the date of the annual meeting is moved more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under the SEC rules must be received no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or publicly announced by the Company.

TECH DATA CORPORATION P.O. BOX 6260 CLEARWATER, FL 33758 ATTN: DAVID VETTER

Internet and telephone voting are available 24 Hours a Day, 7 Days a Week. Your Internet or telephone vote is valid under Florida law and authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2010*. Have your E-Proxy Notice or proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2010*. Have your E-Proxy Notice or proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy must be received on or before June 1, 2010.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*Note: The cut-off date for voting shares held in the Tech Data Corporation 401(k) Savings Plan is May 29, 2010 at 11:59 p.m. Eastern Daylight Time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M23506-P91846-Z52573	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TECH DATA CORPORATION
The Board of Directors recommends you vote FOR the following proposals:
1.	To elect three directors to serve for a three-year term expiring at the 2013 Annual Meeting of Shareholders.		For	Against	Abstain
Nominees:
	1a.	Charles E. Adair	☐	☐	☐

	1b.	Maximilian Ardelt	☐	☐	☐

	1c.	Harry J. Harczak, Jr.	☐	☐	☐

	To elect one director to serve for a one-year term expiring at the 2011 Annual Meeting of Shareholders.					For	Against	Abstain

	1d.	Savio W. Tung	☐	☐	☐

2.	To ratify the selection by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2011.					☐	☐	☐

3.	To vote, on an advisory basis, for the ratification of the compensation awarded to the named executive officers for the fiscal year ended January 31, 2010.					☐	☐	☐

4.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

THE BOARD RECOMMENDS A VOTE FOR ALL PROPOSALS LISTED ABOVE. YOUR VOTE IS IMPORTANT TO US, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M23507-P91846-Z52573

TECH DATA CORPORATION

This proxy is solicited by the Board of Directors for the

Annual Meeting of Shareholders

June 2, 2010

The undersigned hereby appoints Robert M. Dutkowsky and David R. Vetter as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on March 25, 2010, at the Annual Meeting of Shareholders to be held on June 2, 2010 at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof, and further authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof, including for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominees(s) named above become(s) unable to serve.

If the undersigned has a beneficial interest in shares of Tech Data Corporation Common Stock issued to or held for the account of the undersigned under the Tech Data Corporation 401(k) Savings Plan (the “401(k) Plan”), then the undersigned hereby directs the fiduciary of the 401(k) Plan to vote, as designated on the reverse side, all the shares of Tech Data Corporation common stock in the undersigned’s name and/or account under the 401(k) Plan. Voting instructions with respect to such plan shares must be received by 11:59 p.m. Eastern Daylight Time on May 29, 2010.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.